                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                          --------------------------

                                Amendment No. 1
                                      To
                                    FORM 10

                  General Form For Registration of Securities
                      Pursuant to Section 12(b) or (g) of
                      the Securities Exchange Act of 1934


                          USA VIDEO INTERACTIVE CORP.
            (Exact name of registrant as specified in its charter)


                 Wyoming                                 95-43707-25
     -------------------------------               ----------------------
     (State or other jurisdiction of                  (I.R.S. Employer
      incorporation or organization)               Identification Number)


                               70 Essex Street,
                           Mystic, Connecticut 06355
 (Address, including postal code, of registrant's principal executive offices)


     Registrant's telephone number, including area code:  1 (800) 625-2200



   Securities to be registered under Section 12(b) of the Exchange Act: None

   Securities to be registered under Section 12(g) of the Exchange Act:
   Common Shares


--------------------------------------------------------------------------------

                          USA VIDEO INTERACTIVE CORP.

                                    FORM 10

                               TABLE OF CONTENTS

PART I                                                                              Page
                                                                                    ----
Item   1.  Business...........................................................         3

Item   2.  Financial Information..............................................        19

Item   3.  Properties.........................................................        21

Item   4.  Security Ownership of Certain Beneficial Owners and Management.....        22

Item   5.  Directors and Executive Officers...................................        23

Item   6.  Executive Compensation.............................................        25

Item   7.  Certain Relationships and Related Transactions.....................        27

Item   8.  Legal Proceedings..................................................        28

Item   9.  Market Price of and Dividends on the Registrant's Common Equity and
           Related Stockholder Matters........................................        30

Item  10.  Recent Sales of Unregistered Securities............................        31

Item  11.  Description of Registrant's Securities to be Registered............        32

Item  12.  Indemnification of Directors and Officers..........................        33

Item  13.  Financial Statements and Supplementary Data........................        33

Item  14.  Changes in and Disagreements with Accountants on Accounting
           and Financial Disclosure...........................................        33

Item  15.  Financial Statements and Exhibits..................................        34

ITEM 1.   Business

                            Description of Business

     Introduction
     ------------

     USA Video Interactive Corp.'s (The "Company") technology offers businesses and individuals the capability of using high-quality full-motion video or still images on the Web to educate, sell, train, inform and entertain. The Company designs and supplies Store and Forward Video-on-Demand/TM/ ("VoD") and Wavelet services, which include the following features: Wavelet compression of video content for full-motion viewing on the Internet; content server and video editing suite sales and installation; content hosting and video editing services on a project basis; content production for full-motion Internet advertising; and customized solutions to Internet and intranet video requirements. Simply defined, VoD is an electronic video distribution method capable of delivering user-selected video information on a user-specified schedule; that is, a video that can be requested at any time and is available at the discretion of the end-user. VoD encompasses the entire service category that enables an information consumer to select the type of information, as well as the time, place and frequency of reception.

     The Company's high quality, full-motion video (existing content or live streaming video) turns a personal computer into a television with fully user-interactive capabilities, or turns televisions, via set-top boxes, into fully user-interactive entertainment and education modules. The technology provides video via existing twisted-pair telephone systems, set-top boxes or cable modems with copper or fiber-optic cable, wireless, satellite, Ethernet and ATM networks. Digitized content includes movies, sports, music and entertainment, educational resources, corporate training seminars, and other libraries and archives. The technology gives users the unique flexibility of standard, VCR-like controls of play, fast-forward, reverse and pause, and the convenience of a standard Internet-browser format for access. The technology can accommodate 10,000 or more streams (simultaneous users) accessing a single source with unlimited content, with each user having full and independent control of the viewing function.

     The Company also has a division to create and supply content, and a division to digitize existing single videos or entire video libraries, so they can be placed on computer servers or CD-ROMs for access over Internet or intranet systems. The Company digitizes videos using any compression technique desired by the customer: MPEG-1, MPEG-2, MPEG-4 or the Company's Interactive Wavelet Technology.

     Evolution of the Company
     ------------------------

     . April 18, 1986, the Company was incorporated as First Commercial Financial Group Inc. in the Province of Alberta, Canada.

     . September 1, 1989, the Company changed its name to Micron Metals Canada Corp. and forward split its common shares on a two for one basis.

     . November 1991, the Company acquired 100% of the outstanding shares of USA Video Inc., which was incorporated in Texas in 1990, pursuant to a purchase agreement dated November 21, 1991 and amended March 6, 1992, July 28, 1992 and September 15, 1992.

     . December 24, 1991, the Company incorporated a wholly-owned subsidiary, USA Video Corp., in the State of Nevada.

     .    April 6, 1992, the Company changed its name to USA Video Corporation.

     . May 4, 1993, USA Video Corp. changed its name to USA Video (California) Corporation.

     .    July 28, 1993, USA Video Inc. changed its name to USA Video
          Corporation.

     . January 3, 1995, the Company changed its name to USA Video Interactive Corp.

     . February 16, 1995 the Company continued its corporate jurisdiction from the Province of Alberta to the State of Wyoming.

     . February 23, 1995, the Company consolidated its common shares on a one for five basis.

     . In July, 1998, the Company created the USA Video Interactive Programming division.

     . In June 14, 1999, the Company incorporated another wholly-owned subsidiary, Merging Rivers Media Corporation, Inc., in the State of Wyoming.

     During 1999, the Company formed several new operational divisions of the company:

     . A Media Services division to create and/or digitize video content for Internet advertisers, advertising agencies, theater studios, and others.

     . An Engineering Services division to handle sales and service of its servers, switches and telecommunications equipment.

     . A West Coast subsidiary, Merging Rivers Media, an Internet-television advertising agency, to focus on entertainment-related activities.

     . A Programming Division, for the express purpose of negotiating and finalizing contracts related to content services.

     The Company is a public company in the development stage listed on the Canadian Venture Exchange under the trading symbol "US" and the NASD OTC Bulletin Board under the trading symbol "USVO".

     The Company's executive offices are located at 70 Essex Street, Mystic, Connecticut 06355, telephone: (800) 625-2200 and its corporate offices are located at #507, 837 West Hastings Street, Vancouver, B.C., V6C 3N6 , telephone:
(604) 685-1017, (800) 321-8564, Fax: (604) 685-5777.

     The Company's Technology
     ------------------------

     The Company has designed and patented a technology known as "Store and Forward Vision" ("SFV") for the delivery of video programs and interactive services to remote locations such as schools, libraries and businesses. The SFV system is the critical technology behind the Company's VoD systems and services. Simply defined, VoD is an electronic video distribution method capable of delivering user-selected video information on a user-specified schedule.

     Video Systems. The Company's VoD technology can be implemented in a VoD system, which is an enhanced data server with peripheral components that provide access to and retrieval of large quantities of digital data.

     The system is flexible and scaleable, to accommodate high-volume, medium-, or low-capacity markets in a cost-effective manner because it can be configured using a broad range of commercially available, mature, off-the-shelf hardware components.

     System Components. The VoD system has five primary components that together provide the VoD service. These components can be co-located or separated by a local or wide-area distribution network.

     Video Library or "Content" - The original video source material. The Video Library contains the collection of video material in its original format, which is normally a high quality Beta-SP or D1 format.

     Encoder - Where analog video is digitized, encoded, and compressed for storage in a digital medium. The Encoder converts the original video to a computer-based digital format while preserving the initial quality, compresses the digitized video using one of several industry standard compression algorithms, and delivers compressed video to the archive, which is maintained on CD-ROM, DVD or any digital medium. Archived files are sized to attain delivery data rates from 0.015 to 6.0 megabits per second.

     Video Server - The device that stores video in a digital format for retrieval on demand; also performs several management functions. The Video Server accesses archived video data and is responsible for receiving and servicing user requests for programming. The Company establishes a connection between its server and the client's computer to provide access to its VoD programs. The Video Server also can track viewership and manage billing information if these services are required. The Video Server is designed in a highly modular fashion, allowing support for additional users to be added as system usage increases.

     Distribution Network - The connectivity for distribution of video data and client interaction; i.e. Internet, intranet, Ethernet, fiber, telephone line or cable. The Distribution Network is the infrastructure by which video is transmitted and accessed by users. Digitized video content can be streamed over the Internet (via existing twisted-pair telephone systems or cable modems with copper or fiber-optic cable). Video also can be streamed via wireless, intranet, satellite, cable-TV, set-top box, Ethernet, and ATM networks.

     Video Client - The Web Browser software and host system or other viewing device that is run to request and view digitized video. The Video Client is the user's workstation and can be any device (TV, PC, workstation) where digitized video can be decoded and processed for viewing.


     System Architecture. The architecture is designed to minimize the bandwidth consumed for the delivery of video content, whether via webcast or VoD method, and is able to support from one to tens of thousands of simultaneous subscribers. This architecture comprises a collection of mature off-the-shelf hardware and software components bundled with the Company's proprietary real-time wavelet encoder for maximizing the fidelity and efficiency of video compression. The architecture has three primary functional components, which perform the entire real-time media encoding and distribution process, as follows.

    WebCaster Live Encode Engine - Receives analog video inputs, encodes (i.e., digitizes and compresses) the input data, and forwards the encoded output stream to the uplink server. There can be multiple encode engines in a single system.

    Uplink Server - Receives the encoded media stream and provides a broadcast multicast at the server output.

    Downlink Server - For live webcasts, receives and routes the multicast and informs the user where it can be viewed, or acts as a file server for Video-on-Demand (VoD) or non-live viewing.

    Physically, a simple system could contain several encode engines and the uplink server in a single component rack or multiple servers in a single rack, depending upon the application. Control switching allows all of the functions in a single rack to be performed using a single monitor, keyboard, and mouse. Functionally, once all of the encoding and webcast parameters are set, the video source is connected, and the input stream is initiated into each encoder, operation of this architecture becomes a hands-off operation requiring only periodic monitoring to ensure the data stream is uninterrupted.

     The Company's VoD system has several attributes that it believes provide benefits unique in the industry:

     Flexibility - Configuration design tailored to unique client requirements and budgets.

     Scaleability - Paths to system expansion for those who want to start small and grow later.

     Modularity - No single point of failure for improved reliability and maintenance.

     Affordability - COTS hardware and a software-based architecture, offering cost-effective alternatives to total hardware solutions.

     Non-Obsolescence - Upgrades and updates through software rather than through costly hardware equipment upgrades.

     Wavelet Compression. Although the Company's system is not constrained to a particular compression technique, advanced Wavelet compression technology is an integral part of the solution for the marketing of the Company's product.

     Wavelet compression allows high-speed, high-quality streaming video to be provided via the Internet using existing telephone lines and standard TV-cable. It also allows the Company to optimize the use of fiber-optic cable, which is being installed worldwide. The Company's Wavelet compression can be used cost-effectively for broadcast video and still images and outperform any existing compression technology.

     During compression, video files are made smaller by reducing the amount of data required to represent an image. "Lossless" compression provides total restoration of the original image, but cannot reduce file size by more than about one-third. On the contrary, "lossy" compression cannot restore the total original image, but can yield compression ratios of on the order of 7,000-to-1 for streaming video content, truly improving the efficiency of bandwidth use.

     The challenge is to achieve such a high degree of compression while retaining a high-fidelity video image. Successful lossy compression (compression which retains the maximum fidelity of the video image) discards information that contributes little to the original image and then smoothes the remaining information to restore homogeneity. Unlike compression using the Discrete Cosine Transform (e.g., MPEG1 and MPEG2), which segments the original image and can create a visually unpleasant blockiness or jitteriness, Wavelet processing is applied across the entire image, allowing higher compression ratios without blockiness.

     The art of Wavelet compression is in apportioning the discarded data so that the eye-brain combination does not notice the impact of the data loss, so the decompressed video image is barely distinguishable from the original image even at fairly high compression ratios. Because of this superior approach, an increasing number of companies are exploring use of Wavelet; by virtue of its early development and incorporation of Wavelet, the Company believes it has a timing advantage in the market. For these principal reasons, the Company's technology focus is integrating Wavelet coders-decoders (codecs) into its VoD solution.

     The Company believes that the Wavelet technology is superior to Digital Cosine Transform compression (subdivides the image into small square segments and treats each segment as an individual image during the compression process) because it allows for high levels of compression while retaining higher resolution than methods used by competitors, which allows significantly more material to be stored on a server or CD-ROM at a lower cost. Wavelet-encoded video has none of the blocky, jittery images inherent in MPEG videos. Because the Company's Wavelet technology produces a video that is much closer to the original quality than MPEG-based video, compressed to a fraction of the original file size, it requires much less bandwidth for transmission.

     The Company's Wavelet compression technology gives users a greater degree of compression when compared to competitive solutions. In tests performed with existing and commercially available compression methods, the Company's Wavelet compression outperformed the competitors by a factor of at least 3:1.

     While initially the Company's Wavelet compression has been used to encode and store video content for the education markets, the Company is applying its Wavelet technology to the Internet. The Company also is working on a number of revenue generating opportunities for Wavelet compression in applications focused on the installed base of dial-up modem users; for example, video conferencing and video security monitoring.

     Research & Development
     ----------------------

     Prior to 1999, the Company conducted seven years of research and development of its compression VoD technology. In 1999, the Company's focus shifted to promoting and marketing its products and services, with research and development directed primarily at supporting sales. The costs of research and development have been absorbed by the Company and will not be borne by its customers. The Company has begun to build a sales force and is pursuing alliances and contracts necessary to generate interest in the technology and sell its products and services within targeted industries.

     The Company spent the following amounts in the past three years on research and development:

     -----------------------------------------------
          1997            1998             1999
     -----------------------------------------------
        $2,668          $24,000          $93,337
     -----------------------------------------------

     The Patents
     -----------

     The Company controls multiple patents in the critical path to exploiting VoD technology and developing VoD systems. Ownership of these patents brings value to the Company but the patents are not critical to the current development of business. The Company applied for an exclusive U.S. patent for its SFV VoD technology on

February 1, 1990. The Company was granted U.S. Patent # 5,130,792 on July 14, 1992. The market for VoD technology has since expanded and the Company is investigating the applicability of its patent to the multiple VoD deployments now under way using any kind of switched connection, such as telephone lines, in video transmission to educational institutions, corporations, government entities, and home end-users.

     In 1999, the U.S. Patent Office declined a request to reinstate this patent, which had expired because of an administrative oversight that led to late payment of fees in 1995. The Company has further investigated reasons for this administrative oversight and determined that additional factors beyond its control were present; the Company has appealed the denial of the patent reinstatement and has reason to believe the matter will be resolved in favor of the Company.

     In 1999, the Company received approval of its SFV system patent applications in five European countries: England, France, Germany, Italy and Spain. The technological characteristics of the European Patents are based on the U.S. Patent, covering systems for transmitting video programs to remote locations over a switched telephone network, but provide more comprehensive protection. The Company believes that these patents extend to any video on the Internet, regardless of its geographic origin, that can be received in any of these five countries. Identical patents are pending in Canada and Japan. The Company is in the process of arranging to enforce its patents.

     The Company's VoD Patent has been extensively searched by the Company's patent attorneys as to the technical prior art. It is believed that the claims of the Company's VoD patent are broad and may be of significant value in the VoD market.

     The scope of the market for licensing of the Company's VoD patent will be determined by how expansive the market for VoD products becomes and how many major industry players develop profitable VoD markets. The Company intends to vigorously defend its existing VoD Patents from infringement and continue to apply for additional patents in the global market place.

     Evolution of the Industry
     -------------------------

     Until recently, VoD was marketed as a service that was to be provided by cable operators to the average consumer's home television using set-top boxes and digital video systems. It was touted as offering scaleable video service to between ten thousand and one million households, which households would presumably be willing and desirous to pay for such convenient at-home service. Ultimately, there were many problems including unrealistic throughputs and bandwidth requirements, slow digital upgrades to cable systems, insufficient set-top box manufacturing, and different interfacing requirements. Consumers were not willing to pay for these amenities until they saw some real value and the technology deployment costs were too high to allow a reasonable business model. Disillusionment was rampant among even the ardent supporters because the promises of TV-based VoD were not being met and there were insufficient library choices of 20 to 30 titles, not allowing for sufficient testing of consumer demand.

     Today, with the explosion of the Internet, access to information among multiple users is taken for granted. However, to date, distribution of video has been bottlenecked due to its requirement for broadband services. Now, with more and more bandwidth being installed, the potential for market acceptance of video distribution is coming closer to being a reality. A single short video clip can still provide more information and visual appeal than pages and pages of HTML text. The cost of bandwidth has been decreasing over the past few years, and prices are expected to decrease even more dramatically over the next two years, which will bring increased use of high bandwidth applications to the general market as related transmission costs are reduced. In addition, the cost of cable modems, ADSL modems, ATM to the desktop, and ISDN modems will bring these services more in line with customer expectations and open up opportunities in the marketplace.

     According to Nathan G. Muller of Strategic Information Resources, VoD buy rates are more than 12 times stronger than the pay-per-view industry average buy rate. As reported by The 1996 Pay-Per-View Report, published by Paul Kagan Associates, Inc., VoD has the potential to challenge video tape rental as the top revenue generator in the home video industry, which Kagan estimates at $417 billion overall.

     According to Veronis, Suhler & Associates, communications industry analysts, total U.S. spending on media will reach $663.3 billion by 2003. The 7.5% combined annual growth rate will make communications the second fastest-growing industry (behind telecommunications) among the top 12 U.S. industries.

     As for growing end-user markets, in 1998, households spent $6.1 billion accessing the Internet, up 33.7% over 1997, and an additional $8.5 billion purchasing products over the Internet, more than seven times the 1997 total. Business-to-business electronic commerce was nearly five times higher than consumer purchases in 1998, totaling an estimated $40 billion.

     Revenues of publicly reporting subscription video services (SVS) companies rose 17.7% to $34.4 billion in 1997, the third consecutive year of double-digit growth. SVS operators accounted for $27.9 billion of the total, while cable and pay-per-view networks accounted for $6.4 billion. Total SVS spending, including advertising, subscriber and pay-per-view, is forecasted to rise to $66.4 billion in 2002 from $38.5 billion in 1997, an 11.6% compound annual growth rate.

     The Company is participating in these markets by working with a number of broadcast companies to move content onto the Internet through a variety of means.

     Competitive Conditions
     ----------------------

     The Company competes in the VoD, streaming video, video services and Internet services markets involving transmission of data by wired and wireless methods including satellite, radio and other signals, telephone wires, cable, etc.

     Where once the market was relatively limited, video via the Internet has become the "hot application" for the present and near future. Many large companies (Microsoft, IBM, and others) which had been relatively small players in the field are now entering in a very significant way. There currently are several hundred competitors offering identical or nearly identical products and services. The Company believes it has an advantage, however, in that it integrates the latest form of compression (Wavelet, which is quickly becoming a standard in competition with the long-established MPEG). The Company utilizes patented video technology to produce what it believes to be the highest quality digital video available on the Internet to regular modem users (28.8k and 56k). The Company believes its video is superior to that of competitors' at the high-bandwidth (200k) level as well, providing significant advantages in storage and overall cost requirements.

     The products offered by the Company include turnkey VoD systems and services, development and hosting of content, services related to streaming video; VoD, Internet transmission of data; satellite transmission of data; other wired and wireless transmission of data; compression and decompression of data, particularly high quality digital video. The Company focuses on the sectors of education, entertainment, training, and corporate and industrial services.

     The Company believes there are a handful of dominant players in the Internet video field including Real Networks, Microsoft (via its Windows Media Player), Broadcast.com, Intervu, and several others. Because of the extreme interest in the field, many mergers are underway and major players change fairly regularly. The Company believes that the fluid nature of the industry allows newcomers to thrive and emerge in leadership positions if they have technically superior, cost effective, properly marketed products and services.

     Competition is by direct competition in the marketplace, through affiliations with other companies with dominant positions in their fields, and through pure dint of high-profile, capital-intensive marketing and advertising campaigns.

                      General Development of the Business

     Development Plan
     ----------------

     An integral part of the Company's strategy is to develop as a market leader to take advantage of the demand for VoD and streaming video products and services and the many applications they serve. The Company's business development approach includes the following key elements with the goal of focusing on specific markets while creating a broad market awareness of its unique technology:

     . Complete building the sales and marketing teams and equip them with the tools and information they need to be successful;
     . Expand current sales contracts and other income-generating licensing agreements;
     .    Identify and penetrate niche markets and increase Internet applications;
     . Continue developing a significant content library that includes educational, entertainment, and other content with the objective of providing turnkey packages;
     . Use the technology itself, as well as more traditional advertising and marketing, to create an industry-wide awareness of the Company's unique and patented VoD technology;
     . Based on a solid licensing program, identify potential patent infringements and aggressively enforce technology ownership rights;
     . Pursue grants and other non-traditional sources of revenue as well as service contracts;
     .    Establish strategic and synergistic alliances and partnerships for:
               *    Multiplying marketing efforts,
               *    Developing and exploiting complementary technology,
               *    Performing specific project work,
               * Seeking opportunities for licensing of patent and content rights;
     . Continue with research and development in order to maintain leading-edge VoD technology; and
     . Develop feedback mechanisms to drive market-driven product development.

     Currently, maximum emphasis is being placed on raising public, industry and market awareness of the capabilities of the Company's technology. The major industry markets targeted are education, entertainment (including movies, music and music videos, and sports), training and e-commerce.

     Education includes colleges, universities, and elementary and high schools where video can be delivered to classrooms or offices and viewed on desktop computers or television. With instant digital access to enormous libraries, instructors will be able to create specialized video programs and students will be able to access material at their convenience. The current inefficient method of copying, mailing and logging videotapes will be eliminated.

     Entertainment includes residential access to movies, sports and other entertainment resources at the user's convenience, eliminating the time restrictions and limited choices of cable television and pay-per-view television. Additionally, people will have instant access to regional information services such as weather, traffic conditions, sightseeing destinations, and similar choices.

     Training includes corporate and motivational training procedures and other instructions needed by workers in any profession from medical and surgical, to architecture and design and factory and construction workers.

     E-Commerce will be greatly enhanced by true, high quality VoD technology as research has shown that interactive video is far more effective than static banners or other advertising currently deployed on the Internet. The targeted markets are vast and include books, music, videos, travel and hospitality, clothing, and many others.

     The transmission vehicles targeted for the VoD technology are the Internet, intranet systems, cable television, wireless, and satellite. Although optimally designed for fiber optic cable, which is currently being installed worldwide and which provides almost unlimited bandwidth for video and data transmission, the VoD technology provides fast, high quality, full screen, full motion video and audio using even existing twisted pair technology and a common home modem.

     The Company has fully operational pilot systems the education, home entertainment and corporate training markets. Additional deployments, sales and contracts are being aggressively pursued in the airport security, sports, college, public education, home entertainment and advertising markets.

     Marketing Plan
     --------------

     The Company's focus is to expand market awareness of its VoD technology. The Company believes its unique and proprietary architecture and applications provide distinct advantages to users. In this light, the near-term corporate vision is to deploy media server solutions targeted to corporate, campus, cable, and telephone company VoD applications. The Company believes that with a set of strategic partners, which are discussed below, it is uniquely positioned to provide complete solutions.

     The Company believes the initial appeal of its VoD system will be its ability to deliver to its customers all the technological advantages that provide access on-demand to their specialized content, be it educational video resources, corporate records and training resources, government archive retrieval and legislative activities, or other content.

     The VoD technology will allow users to access digital video information whenever desired, eliminating the need for videocassettes and other analog formats. Budget constraints in the public sector and downsizing in the corporate sector provide opportunities for the Company to introduce its cost-effective VoD solutions to a multi-billion dollar customer base in North America's schools, corporations, and government entities.

     The Company and its strategic allies are positioning for this mission by deploying technologies in arenas where it will be utilized immediately such as with students, educators, corporate leaders, and government workers who require continuous access to specialized video content. Through deployments to these customer bases, the Company will expose the users to the various specialized configurations available through the VoD technology which hopefully will lead the users to fully utilize emerging Internet video capabilities in their fields.

     The Company is using a number of market models to gain market entry with sales of video servers, content and services. One successful model is to partner with education content providers and to convert the videos from VHS tape directly to Wavelet encoded digital media. This gives the Company the ability to sell complete turnkey solutions with educational content, and should generate a distinct stream of licensing revenue.

     VoD can be extrapolated to cover a variety of "on-demand" information applications. Within each of these application areas, revenues can be generated from several sources, including services, systems, licenses, and advertising. Specifically, the Company plans to recognize revenue through sales of video and encoding servers, hardware, software and services, and contracted systems integration, design and support services.

     The Company has learned from its initial sales opportunities that its best success is going to be providing video services. Although the "early adopters" are buying the video servers and placing them on their own networks, most companies in discussions with the Company want the Company to host the video server and sell this as a service. This drastically reduces the costs to companies interested in VoD, as companies do not have to train employees on new hardware and software, no major capital expenditure is required, and no new management or maintenance of multiple networks is required. The Company provides all these services for a fee. The service to the customer is complete and turnkey. This type of service is of interest to both current and potential customers.

     Compared with short-term revenue from the one-time sale of video server services or hosting solutions, longer-term revenue is greater because it provides the Company a recurring revenue stream with profit margins on all components of the services, including:

     .    Hosting of video server;
     .    Content management and encoding; and
     .    Network setup and maintenance costs, primarily Internet.

The cost of the services are amortized into the service charge to the customer, with a profit margin for the Company. The cost of these services will be standardized so that sales and channel representatives can quote these services on the spot. A pricing matrix is currently being developed for this purpose and the matrix will include the following pricing:

     .    Compression method and MPEG 1, MPEG 2, MPEG 4 and Wavelet;
     .    Encoding services by length of content, size and frames per second;
     .    Amount of available concurrent users (streams), or broadcast method;
     .    Length of time content is available on network;
     .    Security of content; and
     .    Whether content is to be delivered or archived on any media.

     The Company has completed agreements with UUNET in order to sell turnkey video on demand solutions and services.

     The Company's sales cycle is substantially reduced when selling video services, as clients typically do not need budget approvals or to budget for future purchasing periods due to the fact that no major capital outlay is required to purchase the service.

     The pricing matrix was completed in the fourth quarter of fiscal 1999.

     The Company will focus its marketing of total system solutions on the target markets it believes will not only benefit greatly from the VoD technology, but which are likely to be the most receptive to these solutions due to increasing budget allocations for technology, notably the:

     .    Educational setting;
     .    Corporate sector; and
     .    Government agencies.

     These entities base their purchasing choices on the stability of the service provider, the total cost of ownership, the technology, and the service provider's ability to provide complete turn-key solutions, or specific components of the solution. The Company believes it has competitive advantages in all these areas and has the further advantage of a flexible set of support options.

     For the corporate and government markets, the Company will continue to use a direct sales approach until a suitable distribution channel for these markets is established. The Company plans to set up a General Services Administration ("GSA") listing once there is a steady amount of government orders. GSA listings simplify the purchasing process for government users by pre-qualifying the products, cost and services.

     Strategic Alliances
     -------------------

     During the first nine months of 1999, the Company expanded its management team, obtained European patents, added Wavelet compression technologies to standard MPEG offerings, founded Merging Rivers Media Corporation, a full-service ad subsidiary on the West Coast focusing on entertainment-related applications, and began generating sales and revenues.

     The Company is in active negotiations with a number of companies to establish partnerships and other alliances of mutual benefit. These alliances are updated regularly on the Company's website. The Company believes that the following alliances will play a central role in its ability to succeed in the marketplace:

     VIANET: The Company has a strategic alliance with Vianet Technologies, which is a research company that has developed a wavelet technology utilized by the Company. As part of this agreement, the Company will develop a Unix-compliant Wavelet codec, allowing for expansion of the market to include Unix-based operating systems such as those used by Sun Microsystems.

     UUNET: The Company has signed an agreement to co-locate its servers in the UUNET data center in Vienna, Virginia, and to collaborate in providing an overall package of Internet services as part of the Company's turnkey solution.

     EXODUS COMMUNICATIONS: The Company has a similar agreement with Exodus Communications for bandwidth and other services as well as access to Exodus Communications marketing organization and services. Exodus Communications hosts some 40 percent of the US corporate websites.

     Plan of Operation Over the Next Twelve Months
     ---------------------------------------------

     The Company has cash and other liquid assets with which to fund its business plan. However, it also will be necessary for the Company to sell additional common stock in order for it to put its business plan into operation. Specifically, the Company must raise the funds necessary to launch its products and services and continue research and development. If it can raise the funds to do so, the Company anticipates cash expenditures of between $2.5 million and $4 million. There can be no guarantee that the Company will be able to raise funds on acceptable terms, or at all. If the Company succeeds in raising additional funds through the sale of common stock, the ownership interest of holders of existing shares of the Company's common stock will be diluted. The principal aspects of its business plan for the next 12 months include the following:

     Organizational Expenses: The Company has incurred and will continue to incur organizational expenses, including legal and accounting fees, in connection with corporate matters, and raising the capital necessary to carry out its business plan.

     Marketing and Sales Expenses: In order to market and sell its services and products, the Company will incur expenses for salaries, for marketing and sales personnel, for renting and furnishing office space, for acquiring computers and software, and for telephone lines, Internet access, travel, and advertising. The Company will also incur expenses to expand its corporate website in order to support its marketing, sales, and customer support activities. These expenses will include the cost of fees for consulting services and for purchasing additional server hardware.

     Product Support Expense: The Company will incur expenses to hire personnel to provide technical support for customers who purchase its VoD product.

     Administrative Expense: The Company will also incur expenses for hiring personnel and acquiring equipment for processing sales orders, and for routine administrative support of its operations.

     Product Development/Acquisition: The Company will incur expenses principally for fees paid to third parties for development of its products, or for the acquisition of the rights to other products.

     Research & Development:   The Company has carried out some preliminary
investigation into the development of an advanced Wavelet algorithm to adapt the existing Wavelet algorithm to other operating platforms such as Unix. Additional staff has been identified to commence development and integration of these algorithms into initial Wavelet properties. The program commenced during the first quarter of 2000.

     Employees: The Company currently has a total of 25 employees, consisting of 13 full-time employees. The Company anticipates that the number of employees will grow to 33 over the next year, including 3 in the sales division, 2 in the engineering division, 2 in the operations division, and 1 administrative person.

     Outlook:  Issues and Uncertainties
     ----------------------------------

     Business Risks

     This Form 10 contains forward-looking statements. The words, "anticipate", "believe", expect", "plan", "intend", "estimate", "project", "could", "may", "foresee", and similar expressions are intended to identify forward-looking statements. The following discussion and analysis should be read in conjunction with the Company's Financial Statements and Notes thereto and other financial information included elsewhere in this Form 10. This Form 10 contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual result could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Form 10.

     The Company operates in a highly competitive business, which has a number of inherent risks. These may be summarized as follows:

      1. Limited Operating History: Because the Company has been in its development stage until recently, it is difficult to evaluate its business and prospects. The Company's revenue and income potential is not proven and its business model is still emerging. An investor in the Company's common stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. There can be no assurance that the Company's products and services will achieve commercial success and, if they do not, the price of the Company's common stock will decline.

     2. Lack of Recent Profitable Operations: The Company has not achieved profitability. The Company expects to incur net losses for the foreseeable future and may never become profitable. The Company's net losses for the years ended December 31, 1999, 1998 and 1997 were $1,684,468, $981,598 and $678,156, respectively. The Company's limited operating history makes it difficult to forecast its future operating results. The Company expects to continue to increase its marketing and sales, product development and general and administrative expenses. As a result it will need to generate significant additional revenue and/or raise additional funds to achieve profitability. If the Company does achieve profitability, it cannot be certain that it sustain or increase it.

     3. Competition: The Company's services compete against those of other established companies, some of which have greater financial, marketing and other resources than those of the Company. These competitors may be able to institute and sustain price wars, or imitate features of the Company's services, resulting in a reduction of Company's share of the market. In addition, there are no significant barriers to new competitors entering the market place.

     4. Need for a Broad Customer Base: The Company will need to build and sustain a large customer base. Failure to do so may result in continued losses.

     5. Reliance on New Products and Services: The Company's business and financial plans focus on products and services which are relatively new. There can be no assurance that existing sales levels, which are still quite small, can be maintained or that increased sales levels can be achieved. Internal cash generated by operations may not permit the level of research and development spending required to maintain the stream of new service improvements that may become necessary and outside financing may not be available. The Company is using certain relatively new software products and the developers of this software are, in some cases, still working to improve certain essential features of the software including a feature to allow the transfer of data to be done on a secure and confidential basis.

     6. Obsolescence: The Company is at risk if it does not continue to upgrade and improve its services. Typically, the high technology industry is characterized by a consistent flow of new and improved products and services which render existing products and services obsolete. The Company's sales may decline if it is unable to adapt its products to changes in technology. The Company may incur significant expenses in developing new products and may not be successful in either developing such products or timely introducing them to the market. The Company will have to improve its methods for measuring the performance and commercial success of its different products to better respond to customer demands for information on product effectiveness and to better determine which products and services can be developed most profitably.

     7. Marketplace: The marketplace for the Company's services is relatively new and will be undergoing rapid and constant change. As a result, it is difficult to predict the continued demand for the Company's services. The Company's success is dependent on its ability to adjust to change and meet new demands. It is also dependent on continued use and expansion of the Internet and intranets. The Internet infrastructure may not be able to support the demands placed on it by continued growth. The growth in volume of Internet traffic may create instabilities in its structure such as shortages in Internet addresses and overworked search engines. Such instabilities may have an adverse affect on the Company's operations and business if they are not addressed. The Internet could also lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease of use, accessibility, and quality of service.

     8. Management: The Company is dependent on a relatively small number of key employees to implement its business plan, the loss of any of whom may affect its ability to provide the required quality service and technical support to achieve and maintain a competitive market position. The Company does not have an employment agreement with any of the key employees, and, as a result, there is no assurance that they will continue to manage the Company's affairs in the future. The Company has not obtained any key man insurance with respect to such employees.

     9. Marketing Plan: The Company's internal marketing plan is based on a number of assumptions which may or may not prove valid. Marketing expenditures are to be funded partly from the proceeds of private placements, exercise of stock options and warrants and cash flow from operations. Poor market acceptance of the Company's services or other unanticipated events may result in lower revenues than anticipated, making the planned expenditures on marketing and promotion unachievable.

     10. Personnel and Resources: Limitations on the Company's personnel and resources may affect the ability of the Company to provide the required quality service and technical support to achieve and maintain a competitive market position.

     11. Third Parties: The Company utilizes the services of third party contractors to provide certain technical services, telecommunications hardware, computers, software and communication lines. Therefore, the performance of the Company will be affected by the quality of the goods and services provided by, and the reputations of, such third parties. In addition, there can be no assurance that the Company will successfully maintain relationships and affiliations with third parties on terms satisfactory to the Company. An unanticipated termination of a relationship with any third party could adversely affect the Company's results of operations even if the Company were able to establish a relationship with an alternative third party.

     12. Insurance Risks: The Company has not acquired liability insurance with respect to the provision of services by the Company.

     13. Government Regulation of the Internet Possible: The laws and regulations applicable to the Internet and the Company's products and services are evolving and unclear and could damage the business. There are currently few laws or regulations directly applicable to access to the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require the Company to incur significant expenses in complying with any new regulations. Increased regulation or the imposition of access fees could substantially increase the costs of communication on the Internet, potentially decreasing the demand for the Company's services. A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect the Company. Any new legislation or regulation in the United States or aboard or the application of existing laws and regulations to the Internet could damage the Company's business and cause the price of its common stock to decline.

     14. Requirement of New Capital: The Company will need to continually expand and upgrade its infrastructure and systems and ensure high levels of service, speedy operation, and reliability. As a growing business, the Company typically needs more capital than it has available to it or can expect to generate through the sale of its services. In its short history, the Company has had to raise, by way of debt and equity financing, considerable funds to meet its needs. There is no guarantee that the Company will be able to continue to raise the funds needed for the Company's business. Failure to raise the necessary funds in a timely fashion will limit the Company's growth.

     15. Year 2000 Issues: The Company's products did not require any significant modifications for the Year 2000. However, the Company may face Year 2000 issues as it seeks to coordinate with other entities with which it interacts electronically, including suppliers, customers and distribution partners. If the Company discovers that certain of its services need modification, or certain of its hardware and software is not year 2000 compliant, it will attempt to make modifications to its services and systems on a timely basis. The Company does not believe that the cost of these modifications will materially affect its operating results. However, it cannot provide assurance that it will be able to modify these products, services and systems in a timely, cost-effective and successful manner, and the failure to do so could have a material adverse effect on the Company's business and operating results.

     16. Protection of Intellectual Property, Trade Secrets and Know-How: The Company regards its intellectual property as critical to its success and, therefore, it employs various methods, including trademarks, patents, copyrights and confidentiality agreements with employees, consultants and marketing partners, to protect its intellectual property and trade secrets. There can be no assurance, however, that the Company will be able to maintain the confidentiality of any of its proprietary technology, know-how or trade secrets, or that others will not independently develop substantially equivalent technology. The failure or inability to protect these rights could have a material adverse effect on the Company's results of operations. Furthermore, the Company cannot assure that its business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against the Company. Should it occur, such claims and any resultant litigation could subject the Company to significant liability for damages and could result in invalidation of its proprietary rights. Even if not meritorious, these potential claims could be time-consuming and expensive to defend or prosecute, and could result in the diversion of management time and attention away from the Company's business.

     17. General Factors: The Company's areas of business may be affected from time to time by such matters as changes in general economic conditions, changes in laws and regulations, taxes, tax laws, prices and costs, and other factors of a general nature which may have an adverse effect on the Company's business.

     Risks Related to the Company's Securities

     1. Issuance of Additional Shares: A substantial portion of the 250,000,000 authorized common shares of the Company are unissued. The Board of Directors has the power to issue such shares without shareholder approval. None of the 250,000,000 authorized preferred shares of the Company have been issued. The preferred shares may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors may determine by resolution and without shareholder approval. There are outstanding warrants and options whose holders may acquire additional common shares. The Company fully intends to issue additional common shares or preferred shares if necessary in order to acquire products, properties, capital, businesses or for any other corporate purposes. Any additional issuances by the Company from its authorized but unissued shares would have the effect of further diluting the percentage interest of existing shareholders.

     2. Cumulative Voting and Preemptive Rights: There are no pre-emptive rights in connection with the Company's common shares. Cumulative voting in the election of directors is not permitted. Accordingly, the holders of a majority of the common shares, present in person or by proxy, will be able to elect all of the Company's Board of Directors.

     3. Concentration of Ownership: The Executive Officers and Directors own or exercise full or partial control over more than 20% of the Company's outstanding shares. As a result, other investors in the Company's common shares may not have as much influence on corporate decision making.

     4. Preferred Stock Change in Control: Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors may determine by resolution. The Board of Directors could use an issuance of Preferred Stock with dilutive or voting preferences to delay, defer or prevent a change in control of the Company. In addition, the concentration of control over the Company's common stock in the Directors and Executive Officers could prevent any change in control of the Company not acceptable to the existing Directors and Executive Officers.

     5. Estimates and Financial Statements: Some of the information in this Form 10 consists of and relies upon evaluations and estimates made by management and other professionals. Even though management believes in good faith that such estimates are reasonable, based upon market studies and data provided by sources knowledgeable in the field, there can be no assurance that such estimates will ultimately be found to be accurate or even based upon accurate evaluations. Any management errors in evaluations or estimates could have a significant negative effect upon the Company's profitability or even its viability.

     6. No Foreseeable Dividends: The Company has not paid dividends on its common shares and does not anticipate paying dividends on its common shares in the foreseeable future.

     7. Possible Volatility of Securities Prices: The market for the Company's stock is highly volatile and will likely continue to behave in this manner in the future. Additionally, market prices for securities of many smaller companies have experienced wide fluctuations not necessarily related to the operating performance of the companies themselves. The stock markets may continue to experience volatility that may inflate or deflate the market price of the Company's common stock.

     8.   Requirements of SEC With Regard to Low-Priced "Penny Stock"
Securities: The Company's securities are subject to Rule 15g-9 under the 1934 Act, which imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors" (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of shareholders to sell their shares in the secondary market.

     9. Limited Liability of Executive Officers and Directors: The Company's by-laws contain provisions that limit the liability of directors for monetary damages and provide for indemnification of officers and directors under certain circumstances. These provisions may discourage shareholders from bringing a lawsuit against the directors for breaches of fiduciary duty and may also reduce the likelihood of derivative litigation against directors and officers even though such action, if successful, might otherwise have benefited the shareholders. In addition, a shareholder's investment in the Company may be adversely affected to the extent that costs of settlement and damage awards against the officers or directors are paid by the Company pursuant to the indemnification provisions of the articles of incorporation and by-laws. The impact on a shareholder's investment in terms of the cost of defending a lawsuit may deter a shareholder from bringing suit against one of the Company's officers or directors.

                 Financial Information About Industry Segments

     The information in the financial statements provided with this registration statement are incorporated by reference as though set forth here.

ITEM 2.   Financial Information

                            Selected Financial Data

     The following selected financial data reflects the fact that the Company is emerging from its development stage and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition", "Plan of Operations Over the Next Twelve Months" and the financial statements appearing elsewhere in this registration statement.

--------------------------------------------------------------------------------------------------------
Item              1999                 1998              1997             1996           1995
--------------------------------------------------------------------------------------------------------
Revenue           $   20,500           $          0      $         0      $         0    $           0
--------------------------------------------------------------------------------------------------------

Income / Loss    ($1,657,078)         ($    981,598)    ($   678,156)    ($   658,983)  ($   3,168,518)
--------------------------------------------------------------------------------------------------------
Income / Loss
per share        ($     0.03)         ($       0.02)    ($      0.02)     ($     0.03)  ($        0.22)
--------------------------------------------------------------------------------------------------------

Total assets      $  995,351           $    435,232      $   418,354       $  470,553    $     303,260
--------------------------------------------------------------------------------------------------------
Long-term
obligations       $        0           $          0      $         0       $        0    $           0
--------------------------------------------------------------------------------------------------------
Cash dividends
per share         $        0           $          0      $         0       $        0    $           0
--------------------------------------------------------------------------------------------------------

     Management's Discussion and Analysis of Financial Condition
     -----------------------------------------------------------

     This Form 10 contains forward-looking statements. The words, "anticipate", "believe", expect", "plan", "intend", "estimate", "project", "could", "may", "foresee", and similar expressions are intended to identify forward-looking statements. The following discussion and analysis should be read in conjunction with the Company's Financial Statements and Notes thereto and other financial information included elsewhere in this Form 10. This Form 10 contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Form 10.

     Revenue

     The Company has not earned any significant revenue during the last two fiscal years. Revenue-generating contracts have been signed in the first quarter 2000.

     The Company provides a number of revenue generating services to the interactive video industry, including:

     .    Content encoding services to all MPEG and Wavelet formats on any media;
     .    Deployment of media services and related equipment;
     . Requirements analysis and application development for media server applications, installation and deployment of complete digital video management solutions including network infrastructure;
     . Customization of user friendly browser-based video management tools for off-the-shelf media servers;
     . Content Services -- negotiating and finalizing agreements pertaining to the production, distribution, and exhibition of VoD (Programming Division); and
     .    Post-sale technical support options and packages.

     The Company has an encoding suite at its facilities in Mystic, Connecticut, for encoding content.

     The Company's systems integration team provides engineering and installation services to customers who are implementing interactive video solutions. Services can be provided for an end-to-end solution for the customer or a specific area within a project.

     General and Administrative Expenses

     General administrative expenses remained constant during the fiscal years 1998 and 1997. Both of these years resulted in a 30% decrease in expenses from 1996. Management fees were reduced significantly in 1998 and 1997 as the former President, Gordon Lee, resigned his position as President and his contract was settled and discontinued. Product marketing costs rose significantly during 1998 as the Company commenced a marketing program for its technology.

     Liquidity and Capital Resources

     The Company has historically satisfied its capital needs primarily by issuing equity securities. Its operating activities used $1,600,900, $698,224 and $651,072 for the years ended December 31, 1999, 1998 and 1997, respectively. To fund its operations, the Company generated $2,227,186, $977,630 and $937,126 in 1999, 1998 and 1997, respectively, through sales of its common stock. The operation, development and expansion of the Company's business will likely require additional capital infusions for the foreseeable future. The Company plans to manage its payables balances and satisfy its operating and capital needs partially from cash generated by operating activities and partially through sales of equity securities.

     Exposure to Market Risk
     -----------------------

     The Company believes its exposure to overall foreign currency risk is immaterial. The Company does not manage or maintain market risk sensitive instruments for trading or other purposes and is, therefore, not subject to multiple foreign exchange rate exposures.

     The Company reports its operations in US dollars and its currency exposure, although considered by the Company as immaterial, is primarily between the US and Canadian dollars. Exposure to the currencies of other countries is also immaterial as international transactions are settled in US dollars. Any future financing undertaken by the Company will be denominated in US dollars. As the Company increases its marketing efforts, the related expenses are basically in US dollars except for the marketing efforts in Canada. If these advertisements are coordinated through a US agency, then the expenses are in US dollars. The Company is not exposed to the effects of interest rate fluctuations as it does not carry any long-term debt.

ITEM 3.   Properties

     The Company's headquarters and executive offices are located at 70 Essex Street, Unit 1C, Mystic, Connecticut 06355 and the telephone number is (800) 625-2200. The Company leases this space on an annual basis from Wharf Building Associates at a monthly rent fee of $1,509.00.

     The Company also has additional office space at 100 Essex Street, Unit 1A, Mystic, Connecticut 06355. The Company leases this space on an annual basis from Mystic Shipyard, LLC at a monthly rent fee of $1,700.00.

     The Company also has corporate offices located at Suite 507, 837 West Hastings Street, Vancouver, British Columbia, V6C 3N6 and the telephone number is (604) 685-1017. The Company leases this space on a month-to-month basis from Graystone Property Management Ltd. at a monthly rent fee of U.S. $1,780.00. The Company paid a security deposit of U.S. $20,500.00 upon leasing the property.

     The Company believes that its present facilities will be suitable for the operation of its business for the foreseeable future. The facilities are adequately insured against perils commonly covered by business insurance policies. These locations could be replaced without significant disruption to the Company.

ITEM 4.   Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth as of January 31, 2000, the outstanding common shares of the Company owned of record or beneficially by each Executive Officer and Director and by each person who owned of record, or was known by the Company to own beneficially, more than 5% of the Company's common shares, and the shareholdings of all Executive Officers and Directors as a group.


---------------------------------------------------------------------------------------------------------
Name                                                             Shares Owned            Percentage of
                                                                                         Shares Owned
---------------------------------------------------------------------------------------------------------
Edwin Molina (1)                                                   5,085,400                 6.59%
President, Chief Executive Officer and member of the
Board of Directors
---------------------------------------------------------------------------------------------------------
Anton J. Drescher (2)                                              5,334,385                 7.03%
Chief Financial Officer, Secretary and member of the
Board of Directors
---------------------------------------------------------------------------------------------------------
Ronald L. Patton (3)                                               1,002,000                 1.35%
Chief Technical Officer
---------------------------------------------------------------------------------------------------------
Anthony J. Castagno (4)                                            1,513,000                 2.02%
Chief Operating Officer
---------------------------------------------------------------------------------------------------------
Gerhard J. Drescher (5)                                              271,598                 0.37%
Director
---------------------------------------------------------------------------------------------------------
Norman Bonin (6)                                                      50,000                 0.07%
Director
---------------------------------------------------------------------------------------------------------
ALL EXECUTIVE OFFICERS & DIRECTORS AS A                           15,710,383                21.14%
GROUP (7 Persons) (7)
---------------------------------------------------------------------------------------------------------

     Except as noted below, all shares are held of record and each record shareholder has sole voting and investment power.

1) Includes 1,200,000 options and 1,685,000 warrants that are currently exercisable. Mr. Molina's address is the same as the Company's executive offices in Mystic, Connecticut.

2) Includes 1,000,000 options and 520,000 warrants that are currently exercisable. Mr. Drescher's address is the same as the Company's corporate office in Vancouver, British Columbia.

3) Includes 50,000 warrants. Mr. Patton's address is the same as the Company's executive offices in Mystic, Connecticut.

4) Includes 470,000 warrants. Mr. Castagno's address is the same as the Company's executive offices in Mystic, Connecticut.

5) Includes 50,000 options and 221,598 warrants that are currently exercisable. Mr Drescher's address is the same as the Company's corporate office in Vancouver, British Columbia.

6) Includes 50,000 options that are currently exercisable. Mr Bonin's address is the same as the Company's corporate office in Vancouver, British Columbia.

7) Includes 2,450,000 options and 3,275,000 warrants that are currently exercisable.

     There are no arrangements known to the Company the operation of which may result in a change of control of the Company.

ITEM 5.   Directors and Executive Officers

The following table sets forth the name, age and position of each director and executive officer of the Company:

-------------------------------------------------------------------------------------------------------
NAME                      AGE      POSITION                                             PERIOD SERVED
-------------------------------------------------------------------------------------------------------
Edwin Molina              44       Director, Chief Executive Officer and President      since 1998
-------------------------------------------------------------------------------------------------------
Anton J. Drescher         43       Director, Chief Financial Officer and Secretary      since 1994
-------------------------------------------------------------------------------------------------------
Gerhard J. Drescher       39       Director                                             since 1992
-------------------------------------------------------------------------------------------------------
Norman J. Bonin           47       Director                                             since 1998
-------------------------------------------------------------------------------------------------------
Anthony J. Castagno       50       Chief Operating Officer                              since 1998
-------------------------------------------------------------------------------------------------------
Ronald L. Patton          45       Chief Technical Officer                              since 1999
-------------------------------------------------------------------------------------------------------
Daniel L. Sciro           34       Vice-President, Sales                                since 1998
-------------------------------------------------------------------------------------------------------

     Gerhard Drescher, Anton Drescher, Edwin Molina and Norman Bonin were elected directors of the Company in June 1999. Each director will serve until the next annual meeting of shareholders and their respective successors are elected and qualified.

Executive Officers, Directors and Other Significant Employees of the Company:

Edwin Molina - President, Chief Executive Officer and Director
--------------------------------------------------------------

Mr. Molina served as a Senior Administrator with the Company from June 1992 to June 30, 1998, when he was appointed as President, Principal Executive Officer and a member of the Board of Directors. Prior to joining the Company he was a Senior Administrator with Adnet USA LLC, a private California company, from May 1996 to June 1998. Mr. Molina was also a Senior Administrator with Future Link Systems Inc., a Vancouver Stock Exchange listed company, from January 1988 to June 1992. Mr. Molina works a minimum of 60 hours per week on Company activities. His duties include overseeing all activities of the Company including providing strategic direction, managing and directing personnel and budgets, overseeing the activities of other corporate officers and staff, and directly overseeing all investor-related activities of the Company.

Anton J. Drescher - Chief Financial Officer, Secretary and Director
-------------------------------------------------------------------

Mr. Drescher has been Chief Financial Officer of the Company since December 1994. He has been a Certified Management Accountant since 1981. He has been a director and Secretary/Treasurer of Future Link Systems Inc. since 1997; Director and Secretary/Treasurer of Interlink Systems Inc., a public company listed on The Canadian Dealing Network, since 1996; President of Westpoint Management Consultants Limited, a private British Columbia company, since 1979; President of Harbour Pacific Capital Corp., a private British Columbia company, since 1998. Gerhard Drescher and Anton Drescher are brothers. Mr. Drescher works a minimum of 60 hours per week on Company activities. His duties include overseeing all financial activities of the company including direct oversight of budgets, accounts receivable and accounts payable, interactions with regulatory authorities in the United States and Canada, and consultation on strategic direction.

Gerhard J. Drescher - Director
------------------------------

Mr. Drescher has been a director of the Company since February 1992. Mr. Drescher is the President and sole shareholder of Python Technologies Ltd., of Vancouver, British Columbia, an electronics consulting firm, since 1989. He has been a director of Future Link Systems Inc. since 1994.

Norman J. Bonin - Director
--------------------------

Mr. Bonin has been a director of the Company since June 1998. Mr. Bonin is President and a director of Direct Disposal Corp., a private British Columbia company, since 1993. He has been a director of Future Link Systems Inc. since 1998.

Anthony J. Castagno - Chief Operating Officer
---------------------------------------------

Mr. Castagno has been with the Company since December 1998. Mr. Castagno provides business development, investment and marketing strategy. He also is President of The Rowe Group, an independent consulting firm specializing in start-up and rapidly growing high-tech companies. Mr. Castagno has more than 20 years business, corporate public relations and marketing experience, teaches Mass Media and Communications at the University of Connecticut, and has authored numerous articles and reference materials. Mr. Castagno works a minimum of 60 hours per week on Company activities. His duties include providing strategic direction and overseeing all marketing, sales, public relations and media relations, initiating and negotiating contracts, overseeing technological fulfillment of contracts, and overseeing day-to-day operations of the Company.

Ronald L. Patton - Chief Technical Officer
------------------------------------------

Mr. Patton has been with the Company since January 1999. Mr. Patton formerly served for 20 years as Vice President of Integrated Performance Decisions at Analysis & Technology and Senior Vice President of Research and Development at Sonalysts, Inc. He worked with a team from Paramount Pictures to create special audio effects for "Hunt for Red October," which received an Academy Award for sound effects. Mr. Patton works a minimum of 60 hours per week on Company activities. His duties include directing and overseeing all technology activities of the Company, including developing and modifying products and services to support sales and marketing; developing new products and services to introduce to market, and directing a team of technology professionals.

Daniel J. Sciro - Vice-President, Sales
---------------------------------------

Mr. Sciro has been with the Company since June 1998. Mr. Sciro previously served as President of two telecommunication companies based in New York. He developed and deployed global telecommunication technologies for clients including the U.S. government, supplying ship-to-shore communication technology during the Gulf War. Mr. Sciro works a minimum of 60 hours per week on Company activities. His duties include developing and implementing sales and sales strategies, establishing new clients and designing systems to meet the requirements of clients, negotiating contracts, and directing a teams of sales professionals.

ITEM 6.   Executive Compensation

     Compensation of "Named Executive Officers"

     The following table sets forth compensation awarded to, earned by or paid to Named Executives for the designated fiscal years. Other than set forth below, no employee of the Company earned salary and bonus of $100,000 or more in fiscal year 1999.

                         Summary Compensation Table

                                                                          Long Term Compensation
                                                              ----------------------------------------------
                             Annual Compensation                      Awards                 Payouts
------------------------------------------------------------------------------------------------------------
  Name                                            Other                       Securities
  and                                             Annual      Restricted      Underlying
Principal                                         Compen-       Stock          Options/        LTIP          All Other
Position       Year   Salary ($)    Bonus ($)   sation ($)    Award(s) ($)     SARs (#)      Payouts ($)   Compensation ($)
---------------------------------------------------------------------------------------------------------------------------
Molina,        1999    $120,000(1)               $200,665                      1,200,000
Edwin                                            (5)
(CEO)
               1998    $ 60,500                  $  3,172                      1,300,000
                                                 (6)                           (1)

               1997                                                              250,000

---------------------------------------------------------------------------------------------------------------------------
Drescher,      1999    $120,000(2)               $159,025                      1,000,000
Anton                                            (7)
(CFO)
               1998    $ 77,270                  $ 34,429                      1,000,000
                                                 (8)

               1997    $ 65,517                  $ 27,782                        500,000
                                                 (9)
---------------------------------------------------------------------------------------------------------------------------
Patton,        1999    $120,000(3)               $ 49,580                        500,000
Ronald                                           (10)
(CTO)
---------------------------------------------------------------------------------------------------------------------------
Castagno,      1999    $120,000(4)               $194,300                        250,000
Anthony                                          (11)
(COO)
---------------------------------------------------------------------------------------------------------------------------

(1) Of the $120,000 paid to Mr. Molina in 1999, $24,000 consisted of management fees and $96,000 consisted of product marketing fees.

(2) The entire $120,000 paid to Mr. Drescher in 1999 consisted of consulting fees.

(3) Of the $120,000 paid to Mr. Patton in 1999, $60,000 consisted of product marketing fees and $60,000 consisted of product development fees.

(4) Of the $120,000 paid to Mr. Castagno in 1999, $36,000 consisted of consulting fees, $36,000 consisted of office assistance fees, $12,000 consisted of public relations fees and $36,000 consisted of product marketing fees.

(5) On February 23, 1999, Mr. Molina exercised 100,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $2,680.00. On March 9, 1999, Mr. Molina exercised 200,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $4,020.00. On March 22, 1999, Mr. Molina exercised 100,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $2,010. On April 7, 1999, Mr. Molina exercised 50,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $10,050.00. On May 3, 1999, Mr. Molina exercised 100,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $32,830.00. On June 18, 1999, Mr. Molina exercised 250,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $149,075.00.

(6) On May 6, 1998, Mr. Molina exercised 250,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $3,350.00. On November 3, 1998, Mr. Molina exercised 100,000 options at an exercise price of $0.067 per option, resulting in compensation of $0.00. On November 10, 1998, Mr. Molina exercised 150,000 stock options at an exercise price of $0.067 per option, resulting in a realized value of ($1,005.00). On December 17, 1998, Mr. Molina exercised 250,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $827.00.

(7) On February 2, 1999, Mr. Drescher exercised 200,000 stock options at an exercise price of $0.067 per option, resulting in a realized value of ($2,010.00). On February 17, 1999, Mr. Drescher exercised 300,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $15,075.00. On March 9, 1999, Mr. Drescher exercised 100,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $2,010.00. On April 28, 1999, Mr. Drescher exercised 250,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $55,275.00. On May 26, 1999, Mr. Drescher exercised 100,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $36,850.00. On June 10, 1999, Mr. Drescher exercised 50,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $38,860.00. In 1999, Mr. Drescher received interest on loans to the Company in the amount of $12,965.00

(8) On January 28, 1998, Mr. Drescher exercised 500,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $10,050.00. In 1998, Mr. Drescher received interest on loans to the Company in the amount of $24,379.00.

(9) On June 20, 1997, Mr. Drescher exercised 500,000 stock options at an exercise price of $0.072 per option, resulting in a realized value of ($1,800.00). In 1997, Mr. Drescher received interest on loans to the Company in the amount of $29,582.00.

(10) On May 12, 1999, Mr. Patton exercised 100,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $49,580.00.

(11) On July 6, 1999, Mr. Castagno exercised 250,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $194,300.00.

     The following table sets forth certain information concerning grants of stock options pursuant to stock option plans to the Named Executive Officer during the year ended December 31, 1999.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

-----------------------------------------------------------------------------------------------------------------------
                                                                                            Potential Realizable
                                                                                              Value at Assumed
                                                                                               Annual Rates of
                                                                                                  Stock Price
                                                                                               Appreciation for
                              Individual Grants                                                   Option Term
-----------------------------------------------------------------------------------------------------------------------
                              % of Total
                               Options /
            Number of           SARs                     Market
            Securities        Granted to                 Price
            Underlying        Employees                   on
           Options/SARs       in Fiscal      Exercise   Date of      Expira-
             Granted           Year (1)       Price      Grant        tion
                                              ($/Sh)     ($/Sh)       Date          0% ($)     5% ($)          10% ($)
-----------------------------------------------------------------------------------------------------------------------
Molina,      1,200,000          23.53%       $ 1.00      $ 1.04       7/16/01      $48,000     $110,400        $172,800
Edwin
-----------------------------------------------------------------------------------------------------------------------
Drescher,    1,000,000          23.53%       $ 1.00      $ 1.04       7/16/01      $40,000     $ 92,000        $144,000
Anton
-----------------------------------------------------------------------------------------------------------------------
Patton,        500,000          11.76%       $0.067      $0.065       1/31/01                  $    625        $  2,250
Ronald
-----------------------------------------------------------------------------------------------------------------------
Castagno,      250,000           5.88%       $0.067      $0.060       1/12/01                     N/A             N/A
Anthony
-----------------------------------------------------------------------------------------------------------------------

(1) A total of 4,250,000 stock options were granted to employees in 1999.

     The following table sets forth certain information concerning exercises of stock options pursuant to stock option plans by the Named Executive Officer during the year ended December 31, 1999 and stock options held at year end.


             Aggregated Option / SAR Exercises in Last Fiscal Year
                        and FY-End Option / SAR Values

--------------------------------------------------------------------------------------------------------------------
                                                                          Number of
                                                                         Securities              Value of
                                                                         Underlying             Unexercised
                                                                         Unexercised           In-the-Money
                                                                       Options / SARs         Options / SARs
                                                                        at FY-End (#)          at FY-End ($)

                         Shares Acquired                                Exercisable /          Exercisable /
      Name               on Exercise (#)      Value Realized ($)        Unexercisable         Unexercisable(1)
--------------------------------------------------------------------------------------------------------------------
Molina, Edwin               800,000           $200,665                 1,200,000 / 0            N/A (2)  / $0
--------------------------------------------------------------------------------------------------------------------
Drescher, Anton           1,000,000           $146,060                 1,000,000 / 0            N/A (3)  / $0
--------------------------------------------------------------------------------------------------------------------
Patton, Ronald              100,000           $ 49,580                   400,000 / 0          $ 365,200  / $0
--------------------------------------------------------------------------------------------------------------------
Castagno, Anthony           250,000           $194,300                         0 / 0          $       0  / $0
--------------------------------------------------------------------------------------------------------------------

(1) On December 31, 1999, the average of the high and low price of the stock trading on the OTC BB was $0.98.

(2) Mr. Molina's 1,200,000 options, with an exercise price of $1.00, were not in-the-money based on the December 31, 1999 closing price of $0.98 per share for the Company's common stock.

(3) Mr. Drescher's 1,000,000 options, with an exercise price of $1.00, were not in-the-money based on the December 31, 1999 closing price of $0.98 per share for the Company's common stock.

     Compensation of Directors

     Directors receive no compensation for their service as such, although they do receive reimbursement for consulting services provided to the Company. In addition to Mr. Molina, Mr. Anton Drescher, Mr. Gerhard Drescher and Mr. Bonin each were granted options to purchase an aggregate of 2,300,000 common shares of the Company, due in part to their service as directors. All of the options are fully vested, have an exercise price of $1.00 per share and must be exercised by July 16, 2001. The Company has no obligation or policy to grant stock options to directors.

     Employment Contracts

     The Company does not have an employment contract with Mr. Molina and it has no obligation to provide compensation to him in the event of his resignation, retirement or termination, or a change in control.

     The Company may in the future create retirement, pension, profit sharing, insurance and medical reimbursement plans covering its Executive Officers and Directors. At the present time no such plans exist. No advances have been made or are contemplated by the Company to any of its Executive Officers or Directors.


ITEM 7.   Certain Relationships and Related Transactions

     Transactions with Management and Others
     ---------------------------------------

     No director, executive officer or nominee for election as a director of the Company, and no owner of five percent or more of the Company's outstanding shares or any member of their immediate family has entered into or proposed any transaction in which the amount involved exceeds $60,000.

     Executive officers have received fees for services rendered as indicated in the Executive Compensation section of the Form 10 in the Summary Compensation Table under the heading Salary.

     Certain Business Relationships
     ------------------------------

     No directors or nominee for director is or has been during the Company's last fiscal year an executive officer or beneficial owner of more than 10% of any other entity that has engaged in a transaction with the Company in excess of 5% of either company's revenues or assets.

     Indebtedness of Management
     --------------------------

     There are no persons who are directors, executive officers of the Company, nominees for election as a director, immediate family members of the foregoing, corporations or organizations (wherein the foregoing are executive officers or partners, or 10% of the shares of which are directly or beneficially owned by the foregoing), trusts or estates (wherein the foregoing have a substantial beneficial interest or as to which the foregoing serve as a trustee or in a similar capacity) are indebted to the Company in an amount in excess of $60,000.

ITEM 8.   Legal Proceedings

     The following are pending legal proceedings in which the Company is a party:

     1.  USA Video Interactive Corp. v. Wegener Communications, Inc.
         -----------------------------------------------------------

     This case was commenced by the Company against Wegener Communications, Inc., a Georgia corporation, on January 7, 2000 in the U.S. District Court for the District of Connecticut.

     The facts of the case follow. In early February, 1999, the defendant agreed to pay the Company five percent of the value of any orders from customers referred to it by the Company. In reliance on this agreement, the Company expended efforts to find the defendant compatible clients and introduced the defendant to Autotote Communications. The defendant secured a contract with Autotote Communications worth $4 million. The defendant failed to pay the Company the agreed upon commission of five percent and this suit was ultimately commenced to seek relief in the form of compensatory damages, punitive damages, and attorney fees.

     2.   USA Video Interactive Corp. and Merging Rivers Media Corp. v. Rafael
          --------------------------------------------------------------------
O. Quezada
----------

     This case was commenced by the Company and its subsidiary, Merging Rivers Media Corp., against Rafael O. Quezada, former president of Merging Rivers, on January 10, 2000 in the U.S. District Court for the District of Connecticut.

     The facts of the case follow. In mid-April, 1999, the Company entered into a Confidentiality and Non-Disclosure Agreement with the defendant, prohibiting him from disclosing and using the Company confidential information without prior written consent of the Company. The Agreement also provided that the Company would retain all publication and ownership rights to all intellectual property. In mid-June, 1999, the Company and Merging Rivers entered into a Consulting Agreement with the defendant which provided that the defendant was to represent Merging Rivers and the Company to clients and prospective clients for purposes of selling video and other multimedia advertising. At the end of July, 1999, the Company provided a laptop computer to the defendant containing proprietary information.

     The defendant later registered domain names and trademarks in his own name, charging the expenses to the Company. While a consultant to the Company and president of Merging Rivers, the defendant sought employment with a competitor to work on an identical project for which he was doing work for the Company. Following termination of his consulting agreement with the Company and his employment with Merging Rivers, the defendant interfered with a business relationship between the Company and one of its customers.

     The plaintiffs are seeking full compensatory and consequential damages, an award of treble damages, and other equitable relief.

     3.   SABA Energy Ltd. v. USA Video Interactive Corp.
          -----------------------------------------------

     This case was commenced by SABA Energy Ltd. against the Company on October 23, 1996 in the Court of Queen's Bench of Alberta Judicial Centre of Calgary.

     This case involves a failed assignment of a Petroleum and Natural Gas Lease. The plaintiff and the Company entered into an agreement to transfer the rights to the Lease. The Company registered the assignment of the Lease but failed to register the well licenses with Alberta Energy. The agreement provides that the Company indemnify the plaintiff for any liability, loss, claim or damages arising out of any act, omission, matter or thing done by the defendant. In May, 1995, the Company failed to pay rent for the Lease and failed to take responsibility for abandoning the wells.

     On April 14, 1997, a Default Judgment was awarded to SABA Energy Ltd. in the amount of Cdn $78,265.53 including interest and taxable costs. A settlement was reached between the parties on March 3, 2000, in the Amount of Cdn. $76,000, which has been paid in full by the company. The settlement fully releases and discharges the company from further liability in this case.

     4.  DCC Building #4 Limited Partnership v. USA Video Corporation
         ------------------------------------------------------------

     This case was commenced by DCC Building #4 Limited Partnership against USA Video Corporation, a subsidiary of the Company, on September 7, 1995 in the District Court of Dallas County, Texas. A default judgment was entered by the court on November 10, 1995.

     There is a contingent liability in the amount of $505,169 ($25,399 included in accounts payable December 31, 1998) in respect to the default judgment entered against USA Video Corporation. This suit was in regard to a lease of premises by USA Video Corporation in Dallas, Texas. USA Video Corporation vacated the premises in Dallas, Texas during the year ended December 31, 1995 and a claim was made to the company for the total amount payable under the terms of the lease through the term of the lease, ending in 2002. Management of the Company is of the opinion that the amount payable under the terms of this judgment is not determinable at this time as the damages may be substantially mitigated by the landlords renting the property to another party. Settlement talks are underway. Any settlement resulting from the resolution of this contingency will be accounted for during the year of the settlement.

     To the knowledge of the Company's Executive Officers and Directors, the Company is not a party to any other legal proceeding or litigation and none of its property is the subject of a pending legal proceeding. Further, the Officers and Directors know of no other threatened or contemplated legal proceedings or litigation.

ITEM 9. Market Price of and Dividends on the Company's Common Equity and Related Stockholder Matters

     There is a limited public market for the common shares of the Company which currently trades on the Canadian Venture Exchange under the symbol "US" where it has been traded since February 23, 1995 and on the NASD OTC Bulletin Board under the symbol "USVO" where it has been traded since February 22, 1995. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:


                           Canadian Venture Exchange
                                 (Symbol "US")

             Quarter                        High *                Low *
             -------                        ----                  ---
                                           (Cdn $)               (Cdn $)

First Quarter 1998                         .245                  .105
Second Quarter 1998                         .18                  .075
Third Quarter 1998                          .18                   .07
Fourth Quarter 1998                        .115                   .06
First Quarter 1999                          .80                   .07
Second Quarter 1999                        1.83                   .25
Third Quarter 1999                         1.69                  1.02
Fourth Quarter 1999                        1.65                   .90

* The prices are high and low sale prices. This information was provided by Bloomberg Professional.


                              OTC Bulletin Board
                                (Symbol "USVO")

             Quarter                        High *                 Low *
             -------                        ----                   ---
                                           ($US)                  ($US)

First Quarter 1998                         0.13                   0.08
Second Quarter 1998                        0.01                   0.03
Third Quarter 1998                         0.12                   0.04
Fourth Quarter 1998                        .063                  0.035
First Quarter 1999                         0.75                  0.045
Second Quarter 1999                        1.95                   0.16
Third Quarter 1999                         1.17                   0.66
Fourth Quarter 1999                        1.39                   0.62

* The prices are high and low bid prices. This information was provided by NASDAQ, Trading & Marketing Services.


     As of January 31, 2000, there were 74,322,089 common shares outstanding, held by 1,118 shareholders of record and by various broker/dealers on behalf of an indeterminate number of street name shareholders.

     To date the Company has not paid any dividends on its common shares and does not expect to declare or pay any dividends on such common shares in the foreseeable future. Payment of any dividends will depend upon future earnings, if any, the financial condition of the Company, and other factors as deemed relevant by the Company's Board of Directors.


ITEM 10.  Recent Sales of Unregistered Securities

     Set forth below is information regarding the issuance and sales of securities of the Company without registration for the past three (3) years. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

a) In January, 2000, the Company concluded an offering of units. Each unit consisted of one common share and one warrant to acquire an additional share at $1.10 per share by January 26, 2002. On completion of the offering, a total of 250,000 units were issued at $4.00 per unit for total proceeds of $1,000,000.00. The offer and sale of the units were exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act of 1933. The Company limited the manner of the offering and there were no non-accredited investors. If the foregoing exemptions are not available, the Company believes that $200,000.00 of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

b) During the period ended February, 2000, the Company issued 825,000 shares pursuant to warrants exercised at $0.068 per share for total proceeds of $55,997.00. The shares acquired were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(2), respectively, of the Securities Act of 1933. The Company has made publicly available financial and disclosure information with its filings to the Canadian Venture Exchange. The Company limited the manner of the offering and there were less than five (5) non-accredited investors. The Company believes that a portion of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

c) In July 1999, the Company concluded an offering of units. Each unit consisted of one common share and one warrant to acquire an additional share at $1.10 per share by July 15, 2001. On completion of the offering, a total of 750,000 units were issued at $1.00 per unit for total proceeds of $750,000.00. The offer and sale of the units were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(2), respectively, of the Securities Act of 1933. The Company limited the manner of the offering and the number of non-accredited investors to five (5) investors. If the foregoing exemptions are not available, the Company believes that $150,000.00 of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

d) In May 1999, the Company concluded an offering of units. Each unit consisted of one common share and one warrant to acquire an additional share at $0.49 per share by May 19, 2001. On completion of the offering, a total of 500,000 units were issued at $0.395 per unit for total proceeds of $197,400.00. The offer and sale of the units were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(2), respectively, of the Securities Act of 1933. The Company limited the manner of the offering and the number of non-accredited investors to four (4) investors. If the foregoing exemptions are not available, the Company believes that $38,493.00 of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

e) In March 1999, the Company concluded an offering of units. Each unit consisted of one common share and one warrant to acquire an additional share at $0.13 per share by March 23, 2001. On completion of the offering, a total of 1,000,000 units were issued at $0.114 per unit for total proceeds of $114,293.00. The offer and sale of the units were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(2), respectively, of the Securities Act of 1933. The Company limited the manner of the offering and the number of non-accredited investors to two (2) investors. If the foregoing exemptions are not available, the Company believes that $40,003.00 of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

f) In January 1999, the Company concluded an offering of units. Each unit consisted of one common share and one warrant to acquire an additional share at $0.67 per share by March 23, 2001. On completion of the offering, a total of 2,000,000 units were issued at $0.067 per unit for total proceeds of $133,574.00. The offer and sale of the units were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(2), respectively, of the Securities Act of 1933. The Company limited the manner of the offering and the number of non-accredited investors to two (2) investors. If the foregoing exemptions are not available, the Company believes that $48,421.00 of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

g) During the year ended December 31, 1999, the Company issued 4,881,000 shares pursuant to options exercised at between $0.067 and $1.00 per share for total proceeds of $405,895.00. The sale of the shares was exempt from registration under Rule 701 under the Securities Act of 1933. The sales were made on exercise of grants under the Company's written share option plan, a copy of which the Company has provided to its participants.

h) During the year ended December 31, 1999, the Company issued 5,095,000 shares pursuant to warrants exercised at between $0.067 and $0.294 per share for total proceeds of $626,024.00. The shares acquired were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(c), respectively, of the Securities Act of 1933. The Company has made publicly available financial and disclosure information with its filings to the Canadian Venture Exchange. The Company limited the manner of the offerings and there were less than ten (10) non-accredited investors in each offering. The Company believes that a portion of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

i) In September 1998, the Company concluded an offering of units. Each unit consisted of one common share and one warrant to acquire an additional share at $0.067 per share by September 30, 2000. On completion of the offering, a total of 6,000,000 units were issued at $0.067 per unit for total proceeds of $404,449.00. The offer and sale of the units were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(2), respectively, of the Securities Act of 1933. The Company limited the manner of the offering and the number of non-accredited investors to four (4) investors. If the foregoing exemptions are not available, the Company believes that $175,261.00 of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

j) During the year ended December 31, 1998, the Company issued 5,505,000 shares pursuant to warrants exercised at between $0.067 and $0.108 per share for total proceeds of $454,331.00. The shares acquired were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(c), respectively, of the Securities Act of 1933. The Company has made publicly available financial and disclosure information with its filings to the Canadian Venture Exchange. The Company limited the manner of the offerings and there were less than five (5) non-accredited investors in each offering. The Company believes that a portion of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

k) During the year ended December 31, 1998, the Company issued 3,450,000 shares pursuant to options exercised at $0.067 per share for total proceeds of $232,558.00. The sale of the shares was exempt from registration under Rule
701 under the Securities Act of 1933. The sales were made on exercise of grants under the Company's written share option plan, a copy of which the Company has provided to its participants.

l) In October 1997, the Company concluded an offering of units. Each unit consisted of one common share and one warrant to acquire an additional share at $0.067 per share by October 3, 1999. On completion of the offering, a total of 1,250,000 units were issued at $0.235 per unit for total proceeds of $293,448.00. The offer and sale of the units were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(2), respectively, of the Securities Act of 1933. The Company limited the manner of the offering and there were no non-accredited investors. If the foregoing exemptions are not available, the Company believes that $13,400.00 of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

m) In June 1997, the Company concluded an offering of units. Each unit consisted of one warrant to acquire an additional share at $0.67 per share by June 27,1999. On completion of the offering, a total of 4,000,000 units were issued at $0.072 per unit for total proceeds of $288,933.00. The offer and sale of the units were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(2), respectively, of the Securities Act of 1933. The Company limited the manner of the offering and there were no non-accredited investors. If the foregoing exemptions are not available, the Company believes that $100,500.00 of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

n) During the year ended December 31, 1997, the Company issued 650,000 shares pursuant to options exercised at $0.072 per share for total proceeds of $46,952.00. The sale of the shares was exempt from registration under Rule 701 under the Securities Act of 1933. The sales were made on exercise of grants under the Company's written share option plan, a copy of which the Company has provided to its participants.

o) During the year ended December 31, 1997, the Company issued 4,019,000 shares pursuant to warrants exercised at between $0.079 and $0.116 per share for total proceeds of $415,769.00. The shares acquired were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(c), respectively, of the Securities Act of 1933. The Company has made publicly available financial and disclosure information with its filings to the Canadian Venture Exchange. The Company limited the manner of the offerings and there were no non-accredited investors. The Company believes that a portion of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

ITEM 11.  Description of Securities to Be Registered

     The following description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Company's articles of incorporation and bylaws, which are included as exhibits to the registration statement and by the applicable provisions of Wyoming law.

     The authorized capital stock of the Company consists of 250,000,000 common shares without nominal or par value and 250,000,000 preferred shares without nominal or par value.

     Common Stock
     ------------

     Dividends: The holders of common shares are entitled to dividends, out of funds legally available therefore, when and as declared by the Board of Directors. The Board of Directors have never declared a dividend and do not anticipate declaring a dividend in the future.

     Voting Rights: Each outstanding common share entitles the holder thereof to one vote per share on all matters. Cumulative voting is not provided for in connection with the election of the Board of Directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

     Preemption Rights: The holders of the common shares have no preemptive or subscription rights.

     Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters and cumulative voting is not provided for in connection with the election of the Board of Directors. This means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will be able to elect any of the Company's directors.

     Preferred Stock
     ---------------

     The Board of Directors will determine, in whole or in part, the preferences, limitations and relative rights, within the limits set forth by the laws of the state of incorporation, or any successor statute, of any class of its preferred shares before the issuance of any shares of that class or one or more series within that class before the issuance of any shares of that series. The Board of Directors could use an issuance of preferred stock with dilutive or voting preferences to delay, defer or prevent a change in control of the Company.

     Stock Options
     -------------

     A total of 6,718,000 stock options, convertible on a one for one basis, were outstanding as at February 17, 2000:

                                                              Exercise Price
No. of Options      Date of Grant         Expiry Date           Per Option
--------------      -------------         -----------           ----------
80,000              October 20, 1998      October 20, 2000        $0.067
875,000             January 31, 1999      January 31, 2000        $0.067
500,000             March 9, 1999         March 9, 2001           $0.095
2,944,000           July 16, 1999         July 16, 2001           $ 1.00
669,000             November 25, 1999     November 25, 2001       $ 1.00
750,000             December 22, 1999     December 22, 2001       $ 1.00
900,000 (1)         February 17, 2000     February 17, 2002       $ 5.00

(1) These options are subject to Regulatory Acceptance.

     For further information on the Company's stock options, please see the Company's Share Option Plan attached as an exhibit to the registration statement.

     Warrants
     --------

     A total of 5,675,000 warrants, convertible on a one for one basis, were outstanding as a January 31, 2000:

No. of Warrants          Expiry Date              Exercise Price
---------------          -----------              --------------
2,275,000                September 30, 2000           $0.067
925,000                  January 31, 2001             $0.067
975,000                  March 23, 2001               $0.129
500,000                  May 19, 2001                 $0.495
750,000                  July 15, 2001                $ 1.10
250,000 (1)              January 26, 2002             $ 4.00

(1) These warrants are subject to Regulatory Acceptance.

     The Board of Directors may determine and from time to time vary the conditions upon which share warrants are issued. The bearer of a share warrant shall be entitled to attend and vote at general meetings. A share warrant may be surrendered and the name of the holder of the shares may be entered in the register. The bearer of a share warrant is considered a shareholder of the Company. The holder of the share warrant is subject to the conditions in force with respect to share warrants whether made before or after the issue of the warrant.

ITEM 12.  Indemnification of Directors and Officers

     Subject to the applicable corporate law, the Company's bylaws limit the liability of directors and officers for any loss, damage or expense to the Company in their capacity as directors and officers and provide for the indemnification of directors and officers. The effect of these provisions is potentially to indemnify the Company's directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

     These provisions in the bylaws do not eliminate a director's or officer's duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director and officer will continue to be subject to liability for breach of the his or her duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director or officer believes to be contrary to the best interests of the Company or the Company's stockholders, for any transaction from which the director or officer derived an improper personal benefit, for improper transactions between the director or officer and the Company and for improper loans to stockholders and loans to directors or officers. This provision also does not affect a director's or officer's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     There is no pending litigation or proceeding involving the Company's directors or officers as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.


ITEM 13.  Financial Statements and Supplementary Data

     The information in the financial statements provided with this registration statement are incorporated by reference as though set forth here.


ITEM 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     No changes in and disagreements with accountants are reportable pursuant to this item.

ITEM 15(a).  Financial Statements

                  Index to Consolidated Financial Statements

Report of Independent Auditors..............................................................................  F-1

Balance Sheets as of December 31, 1999 and December 31, 1998................................................  F-2

Income Statements for the years ended December 31, 1999, 1998 and 1997......................................  F-3

Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997...............................  F-5

Statement of Stockholders Equity for the years ended December 31, 1986 to December 31, 1999 and
January 1, 1992 to December 31, 1999........................................................................  F-7

Notes to Financial Statements...............................................................................  F-14

ITEM 15(b).  Exhibits

  Exhibit No.     Description
--------------    ------------------------------------------------------------
       3.1*       Articles of Continuance (Wyoming) filed February 16, 1995

       3.2*       Articles of Amendment (Alberta) filed January 3, 1995

       3.3*       Articles of Amendment (Alberta) filed June 28, 1993

       3.4*       Articles of Amendment (Alberta) filed April 6, 1992

       3.5*       Articles of Amendment (Alberta) filed September 1, 1989

       3.6*       Articles of Incorporation (Alberta) filed April 18, 1986

       3.7*       Bylaws

       4.1*       Specimen Share Certificate for Common Shares

       4.2*       Form of Warrants

       4.3*       Share Option Plan

       4.4*       Form of Share Option Agreement (Directors)

       4.5*       Form of Share Option Agreement (Consultant/Employee)

       10.1* Letter Agreement dated February 7, 2000 between VIANET and registrant

       10.2       Client Referral Agreement dated May 3, 1999 between UUNET
                  Technologies, Inc. and registrant

       10.3       Co-Location Services Agreement dated June 3, 1999 between UUNET
                  Technologies, Inc. and registrant

       10.4       Alliance Partner Agreement dated November 11, 1999 between Exodus
                  Communications, Inc. and registrant

       21  *      List of Subsidiaries

       27         Financial Data Schedule

* Filed previously

TERRY AMISANO LTD.                                                AMISANO HANSON
KEVIN HANSON, C.A.                                         CHARTERED ACCOUNTANTS

                                AUDITORS' REPORT

To the Stockholders,
USA Video Interactive Corp.

We have audited the consolidated balance sheets of USA Video Interactive Corp. as at December 31, 1999 and 1998 and the consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1999 and for the period from inception of the development stage, January 1, 1992 to December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1999 and for the period from inception of the development stage, January 1, 1992 to December 31, 1999, in accordance with generally accepted accounting principles in the United States.

Vancouver, Canada                                               "AMISANO HANSON"
March 13, 2000                                             Chartered Accountants


Comments by Auditors for U.S. Readers on Canada - U.S. Reporting Conflict
-------------------------------------------------------------------------

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is substantial doubt about a company's ability to continue as a going concern. The accompanying consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes the realization of assets and discharge of liabilities in the normal course of business. As discussed in Note 1 to the accompanying financial statements and in respect of the company's substantial losses from operations and its working capital deficiency, substantial doubt about the company's ability to continue as a going concern exists. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report to the shareholders dated March 13, 2000 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such uncertainty in the auditors' report when the uncertainty is adequately disclosed in the consolidated financial statements.

Vancouver, Canada                                               "AMISANO HANSON"
March 13, 2000                                             Chartered Accountants

      Suite 604 - 750 West Pender Street, Vancouver, BC, Canada, V6C 2T7
                                                      TELEPHONE:  (604) 689-0188
                                                      FACSIMILE:  (604) 689-9773

                                                      E-MAIL:   amishan@istar.ca

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998
                             (Stated in US Dollars)
                              --------------------

                                    ASSETS
                                    ------
                                                         1999           1998
                                                     -----------    ------------
Current
 Cash and cash equivalents                           $   417,666    $     2,618
 Marketable securities - Notes 3 and 8                    20,700         73,920
 Accounts receivable - Note 8                             17,661         21,049
 Prepaid expenses - Note 5                                43,841         70,862
                                                     -----------    -----------
                                                         499,868        168,449
Capital assets - Note 6                                  436,417        236,961
Patents - Note 7                                          59,066         29,822
                                                     -----------    -----------
                                                     $   995,351    $   435,232
                                                     ===========    ===========
                                  LIABILITIES
                                  -----------
Current
 Accounts payable - Note 8                           $   497,163    $   494,600
 Due to related parties - Note 8                         188,866        174,028
                                                     -----------    -----------
                                                         686,029        668,628
                                                     -----------    -----------

                       STOCKHOLDERS' EQUITY (DEFICIENCY)
                       ---------------------------------
Common stock - Notes 9 and 13                         20,950,152     18,722,966

Deficit accumulated during the development stages    (20,640,830)   (18,956,362)
                                                     -----------    -----------
                                                         309,322       (233,396)
                                                     -----------    -----------
                                                     $   995,351    $   435,232
Nature and Continuance of Operations - Note 1
Commitments - Notes 9 and 13
Subsequent Events - Note 13
Contingent Liability - Note 15

APPROVED BY THE DIRECTORS:


 /s/ Tony Drescher   , Director              /s/  Edwin Molina   , Director
---------------------                       ---------------------
  Anton J. Drescher                             Edwin Molina

                             SEE ACCOMPANYING NOTES

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              for the years ended December 31, 1999, 1998 and 1997
         and January 1, 1992 (Date of Inception of Development Stage)
                             to December 31, 1999
                            (Stated in US Dollars)
                             --------------------

                                                                                                         January 1, 1992
                                                                                                         (Date of Incep-
                                                                                                        tion of Develop-
                                                                                                         ment Stage) to
                                                           Years ended December 31,                       December 31,
                                                 1999                1998                1997                 1999
                                          ------------------  ------------------  ------------------  ---------------------
Sales                                          $     20,500          $        -           $       -            $    20,500
Cost of goods sold                                  (19,199)                  -                   -                (19,199)
                                               ------------          ----------           ---------            -----------
                                                      1,301                   -                   -                  1,301
                                               ------------          ----------           ---------            -----------
 Expenses
 Amortization of capital assets                     108,869              38,473               4,605                238,424
 Amortization of goodwill                                 -                   -                   -                228,023
 Amortization of patents                              4,493               2,508               2,170                 17,329
 Automobile expenses                                      -               5,127                   -                 51,974
 Consulting fees - Note 8                           156,000              84,611             108,197              1,961,779
 Delivery costs                                           -                   -                   -                 56,042
 Equipment  rental                                        -                   -                   -                 95,136
 Filing fees                                         13,897               8,326               6,581                 87,996
 Insurance                                            3,309                 928                   -                 56,041
 Interest and  bank charges - Note 8                 12,965              24,665              46,164                543,338
 Interest on convertible debentures
  - Note 8                                                -                   -                   -                160,641
 License fees and penalty                            58,937                   -                   -                 58,937
 Management fees - Note 8                            24,000              27,000             174,025              1,940,845
 Membership fee                                       6,250                   -                   -                  6,250
 Product marketing costs - Note 8                   422,143             209,553              85,865                788,548
 Office and general - Note 8                        135,894              32,919              27,764                874,333
 Office assistance - Note 8                          87,926              40,881              14,328                143,135
 Printing                                           111,410              21,786                   -                273,823
 Professional fees - Note 8                          57,611              48,611              65,147                748,337
 Public relations - Note 8                           26,934              13,050              39,494                386,334
 Rent - Note 8                                       41,212              33,214              17,278                487,558
 Repairs and maintenance                                  -               2,638                   -                 20,817
 Research and development costs
  - Note 8                                           93,337              24,000               2,668              3,732,257
 Salaries  and benefits - Note 8                          -                   -                   -              1,798,755
 Telephone and utilities                             66,681              35,511              25,460                550,897
 Transfer agent fees                                 12,532               5,960               7,216                 58,083
 Travel and entertainment                            91,384              26,072               6,038                795,401
 Web site costs                                      65,116              12,391              18,072                 95,579
                                               ------------          ----------           ---------            -----------
                                                 (1,600,900)           (698,224)           (651,072)           (16,256,612)

                            SEE ACCOMPANYING NOTES

                                                                             F-4
                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             for the years ended December 31, 1999, 1998, and 1997
         and January 1, 1992 (Date of Inception of Development Stage)
                             to December 31, 1999
                             (Stated in US Dollars)
                              --------------------


                                                                                                         January 1, 1992
                                                                                                         (Date of Incep-
                                                                                                        tion of Develop-
                                                                                                         ment Stage) to
                                                           Years ended December 31,                       December 31,
                                                 1999                1998                1997                 1999
                                          ------------------  ------------------  ------------------  ---------------------
Loss before other items                          (1,599,599)         (  698,224)         (  651,072)           (16,255,311)
                                                -----------         -----------          ----------           ------------
Other items
 Interest income                                     11,715                   -                   -                 16,735
 Foreign exchange gain                               15,308              70,328               5,074                266,967
 Gain (loss) on sale of marketable
  securities - Note 8                             (  35,788)         (      688)             64,213                393,090
 Gain on disposal of capital assets
  - Note 8                                                -                  77                   -                 67,122
 Gain on settlement of accounts
  payable                                                 -                   -                   -                197,228
 Gain on write-off of accounts
  payable                                            73,926                   -              26,760                142,428
 Severance pay - Note 8                                   -          (   90,000)                  -             (   90,000)
 Oil well closure costs                                   -                   -           (   3,092)            (   79,702)
 Write-down of marketable securities
  - Note 8                                        ( 101,265)         (  118,807)          (  86,680)            (1,109,162)
 Write-down of advances - Note 8                  (  21,375)         (  130,631)                  -             (  159,333)
 Write-down of capital assets                             -          (   13,653)          (  33,359)            (  791,124)
 Write-off of resource properties                         -                   -                   -             (  717,789)
 Write-off of goodwill                                    -                   -                   -             (  640,639)
                                                -----------         -----------          ----------           ------------
                                                  (  57,479)         (  283,374)          (  27,084)            (2,504,179)
                                                -----------         -----------          ----------           ------------
Loss before cumulative effect of a
 change in accounting principle                  (1,657,078)         (  981,598)          ( 678,156)           (18,759,490)
Cumulative effect on prior years of
 changing to a different amortization
 method - Note 6                                  (  27,390)                  -                   -            (    27,390)
                                                -----------         -----------          ----------           ------------
Net loss                                        $ 1,684,468)        $(  981,598)         $( 678,156)          $(18,786,880)
                                                ===========         ===========          ==========           ============
Net loss per share                              $ (    0.03)        $(     0.02)         $(    0.02)
                                                ===========         ===========          ==========

Weighted average shares outstanding              66,766,504          50,457,546          37,878,380
                                                ===========         ===========          ==========

                            SEE ACCOMPANYING NOTES

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              for the years ended December 31, 1999, 1998 and 1997
         and January 1, 1992 (Date of Inception of Development Stage)
                             to December 31, 1999
                            (Stated in US Dollars)
                             --------------------

                                                                                                                  January 1, 1992
                                                                                                                  (Date of Incep-
                                                                                                                  tion of Develop
                                                                                     Years ended December 31,      ment Stage to
                                                                            -------------------------------------   December 31,
                                                                                 1999         1998         1997         1999
                                                                             -----------    ---------   --------- ----------------
Cash flow from operating activities:
Net loss                                                                     $(1,684,468)   $(981,598)  $(678,156)  $(18,786,880)
Adjustments to reconcile net loss to net cash used in operations:
 Amortization of capital assets                                                  108,869       38,473        4,605       238,424
 Amortization of goodwill                                                              -            -            -       228,023
 Amortization of patents                                                           4,493        2,508        2,170        17,329
 Foreign exchange                                                                  1,657      (38,773)      (5,074)      (86,078)
 Loss (gain) on sale of marketable securities                                     35,788          688      (64,213)     (393,090)
 Gain on disposal of capital assets                                                    -          (77)           -       (67,122)
 Gain on settlement of accounts payable                                                -            -            -      (197,228)
 Gain on settlement of accounts payable                                                -            -            -      (197,228)
 Gain on write-off of accounts payable                                           (73,926)           -      (26,760)     (142,428)
 Write-down of marketable securities                                             102,465      128,312       86,680     1,134,983
 Write-down of advances                                                           21,375      130,631            -       158,973
 Write-down of capital assets                                                          -       13,653       33,359       791,124
 Write-off of resource properties                                                      -            -            -       717,789
 Write-off of goodwill                                                                 -            -            -       640,639
 Cumulative effect on prior years amortization of changing to a different
  amortization method                                                             27,390            -            -        27,390
 Accounts receivable                                                               3,388        3,077      204,951         1,961
 Prepaid expenses                                                                 28,065      (30,084)       1,087       (35,026)
 Accounts payable                                                                 72,588       35,798     (202,100)    1,210,243
 Due to related parties                                                           14,838        1,252      (82,309)      (71,921)
                                                                            ------------   ----------   ----------   -----------
Net cash used in operating activities                                         (1,337,478)    (696,140)    (725,760)  (14,612,895)
                                                                            ------------   ----------   ----------   -----------

                            SEE ACCOMPANYING NOTES

                                                                             F-6
                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              for the years ended December 31, 1999, 1998 and 1997
         and January 1, 1992 (Date of Inception of Development Stage)
                             to December 31, 1999
                            (Stated in US Dollars)
                             --------------------

                                                                                                                January 1, 1992
                                                                                                                (Date of Incep-
                                                                                                                tion of Develop
                                                                            Year ended December 31,              ment Stage) to
                                                               -----------------------------------------------    December 31,
                                                                      1999              1998          1997           1999
                                                               -------------------  -------------  -----------  ----------------
Cash flow provided by (used in) investing activities:
 Proceeds on sale of marketable securities                             4,867         26,045         123,415         1,309,195
 Purchase of marketable securities                                   (88,700)       (58,520)       (139,948)       (2,045,967)
 Advances                                                            (21,375)      (113,779)        (52,481)         (158,973)
 Investment                                                                -              -               -           246,571
 Goodwill                                                                  -              -               -          (868,662)
 Proceeds on sale of capital assets                                        -            674               -           279,528
 Purchases of capital assets                                        (335,715)      (151,284)       (127,632)       (1,705,761)
 Patent fees                                                         (33,737)        (5,759)         (5,599)          (76,395)
 Resource properties                                                       -              -               -            19,213
                                                                   ---------      ---------       ----------       ----------
Net cash used in investing activities                               (474,660)      (302,623)       (202,245)       (3,001,251)
                                                                   ---------      ---------       ----------       ----------
Cash flow provided by (used in) financing activities:
 Note payable                                                              -              -         (114,857)               -
 Convertible debenture                                                     -              -                -        1,558,438
 Common  shares issued for cash                                    2,227,186        977,630          938,275       17,419,835
 Common share subscriptions                                                -              -          113,708                -
 Reserved earnout shares acquired and cancelled                            -              -                -         (947,200)
                                                                   ---------      ---------       ----------       ----------
Net cash provided by financing activities                          2,227,186        977,630          937,126       18,031,073
                                                                   ---------      ---------       ----------       ----------
Net increase (decrease) in cash                                      415,048        (21,133)           9,121          416,927
Cash, beginning of the period                                          2,618         23,751           14,630              739
                                                                   ---------      ---------       ----------       ----------
Cash and cash equivalents, end of the period                       $ 417,666      $   2,618       $   23,751       $  417,666
                                                                   =========      =========       ==========       ==========
Supplementary Information - Note 10


                             SEE ACCOMPANYING NOTES

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
          CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIENCY)
          for the years ended December 31, 1986 to December 31, 1999 and January 1, 1992 (Date of Inception of Development Stage)
                             to December 31, 1999
                            (Stated in US Dollars)
                             --------------------


                                                                                                  Deficit
                                                                                                Accumulated
                                                                                                During the
                                             Number    Common Stock              Common Share   Development
                                            of Shares     Price        Amount    Subscriptions     Stages      Total
                                            ---------  ------------  ----------  -------------  -----------  --------
Issued on incorporation                       500,000        $0.038  $   18,855  $          -   $        -   $ 18,855
Issued for prospectus 1987                  2,000,000        $0.038      75,421                                75,421
Exercise of share purchase options 1987       237,500        $0.298      70,660                                70,660
Exercise of share purchase options 1988       152,500        $0.800     122,044                               122,044
Issued for private placement 1989             237,280        $0.667     158,149                               158,149
Issued for resource property finders
 fee 1989                                      20,000        $0.422       8,445                                 8,445
Stock split 1989                            3,147,280
Exercise of share purchase options 1989       133,000        $0.416      55,314                                55,314
Issued for resource property finders
 fee 1989                                      29,000        $0.416      12,060                                12,060
Issued for settlement of debt 1989             20,000        $0.422       8,445                                 8,445
Issued for loan repayment 1989                200,000        $0.422      84,445                                84,445
Exercise of share purchase options 1990       304,500        $0.429     130,490                               130,490
Issued for private placement 1990             795,500        $0.370     294,086                               294,086
Issued on conversion of debenture 1990      1,000,000        $0.129     128,536                               128,536
Exercise of share purchase options 1991       425,000        $0.044      18,546                                18,546
Exercise of share purchase warrants 1991      300,000        $0.175      52,365                                52,365

Net loss from inception to
 December 31, 1991                                                                               (906,750)   (906,750)
Share subscriptions at
 December 31, 1991                                                                       6,923                  6,923
                                            ---------                 ---------          -----   --------    --------
Balance December 31, 1991                   9,501,560                 1,237,861          6,923   (906,750)    338,034

                            SEE ACCOMPANYING NOTES

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
          CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIENCY)
           for the years ended December 31, 1986 to December 31, 1999 and January 1, 1992 (Date of Inception of Development Stage)
                             to December 31, 1999
                            (Stated in US Dollars)
                             --------------------


                                                                                                    Deficit
                                                                                                  Accumulated
                                                                                                   During the
                                              Number    Common Stock              Common Share    Development
                                            of Shares      Price       Amount    Subscriptions      Stages         Total
                                            ----------  ------------  ---------  --------------  -------------  -----------
Issued for cash:
 Private placement                           3,000,000     $0.141      422,081                                    422,081
 Private placement                           1,625,669     $0.629    1,022,518                                  1,022,518
 Share purchase options                        450,000     $0.041       18,621          (6,923)                    11,698
 Share purchase options                        371,000     $0.414      153,521                                    153,521
 Share purchase warrants                       700,000     $0.166      115,865                                    115,865
 Share purchase warrants                       283,250     $0.414      117,210                                    117,210
 Convertible debenture warrants              8,297,320     $0.041      343,347                                    343,347
Issued for conversion of debenture           8,297,320     $0.031      257,511                                    257,511
Issued for settlement of debt                1,031,332     $0.093       96,023                                     96,023
Issued for settlement of debt                  134,800     $0.414       55,781                                     55,781

Net loss for year                                                                                  (2,721,567) (2,721,567)
Share subscriptions at
 December 31, 1992                                                                     154,181                    154,181
                                            ----------                ---------        -------     ----------  ----------
Balance December 31, 1992                   33,692,251                3,840,339        154,181     (3,628,317)    366,203

                            SEE ACCOMPANYING NOTES

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
          CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIENCY)
           for the years ended December 31, 1986 to December 31, 1999 and January 1, 1992 (Date of Inception of Development Stage) to December 31,
                                      1999
                             (Stated in US Dollars)
                              --------------------


                                                                                                    Deficit
                                                                                                   Accumulated
                                                                                                   During the
                                              Number    Common Stock               Common Share    Development
                                            of Shares      Price        Amount    Subscriptions      Stages         Total
                                            ----------  ------------  ----------  --------------  -------------  -----------
Issued for cash:
 Private placement                             500,000      $0.395      197,705                                     197,705
 Private placement                           1,000,000      $0.465      465,188                                     465,188
 Private placement                           2,328,615      $0.636    1,480,436        (154,181)                  1,326,255
 Issue costs                                                            (18,938)                                    (18,938)
 Private placement                              50,000      $1.287       64,351                                      64,351
 Share purchase options                      2,521,320      $0.388      977,407                                     977,407
 Share purchase options                        150,000      $0.465       69,778                                      69,778
 Share purchase warrants                        50,000      $0.644       32,175                                      32,175
 Convertible debenture warrants              1,146,485      $0.039       44,444                                      44,444
Issued for conversion of debenture             666,666      $0.029       19,383                                      19,383
Issued for conversion of debenture             781,250      $0.821      641,098                                     641,098
Issued in payment of debenture
 interest                                      479,819      $0.029       13,950                                      13,950
Issued for settlement of debt                  473,273      $0.594      281,321                                     281,321

Net loss for year                                                                                   (3,526,607)  (3,526,607)
Share subscriptions at
 December 31, 1993                                                                      485,900                     485,900
                                            ----------                ---------       ---------      ----------   ---------
Balance December 31, 1993                   43,839,679                8,108,637         485,900      (7,154,924)  1,439,613

                            SEE ACCOMPANYING NOTES

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
          CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIENCY)
          for the years ended December 31, 1986 to December 31, 1999 and January 1, 1992 (Date of Inception of Development Stage) to December 31,
                                     1999
                            (Stated in US Dollars)
                             --------------------


                                                                                                          Deficit
                                                                                                        Accumulated
                                                                                                        During the
                                                Number      Common Stock               Common Share     Development
                                              of Shares        Price        Amount    Subscriptions       Stages          Total
                                            --------------  ------------  ----------  --------------  --------------  -------------
Issued for cash:
 Private placement                              3,000,000         $0.732   2,196,354       (485,900)                     1,710,454
 Private placement                             22,261,000         $0.183   4,074,420                                     4,074,420
 Share purchase options                            52,180         $0.366      19,101                                        19,101
 Share purchase options                            87,900         $0.439      38,612                                        38,612
 Share purchase warrants                          100,000         $0.549      54,909                                        54,909
 Share purchase warrants                          300,000         $0.498     149,352                                       149,352
Issued for conversion of debenture                 78,125         $0.813      63,552                                        63,552
Reserved earnout shares acquired
 and cancelled                                                                                            (947,200)       (947,200)
Net loss for year                                                                                         (5,367,073)   (5,367,073)
                                               ----------         ------  ----------     ---------       -----------    ----------
Balance December 31, 1994                      69,718,884                 14,704,937              -      (13,469,197)    1,235,740
Issued for settlement of debt                     150,000         $0.255      38,249                                        38,249
Issued for settlement of debt                      10,720         $0.182       1,952                                         1,952
Share consolidation - 1 share for
 5 shares                                     (55,903,643)
Issued for cash:
 Private placement                                510,000         $0.219     111,467                                       111,467
Issued for settlement of debt                       7,574         $0.546       4,138                                         4,138

                            SEE ACCOMPANYING NOTES

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
          CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIENCY)
           for the years ended December 31, 1986 to December 31, 1999 and January 1, 1992 (Date of Inception of Development Stage) to
                               December 31, 1999
                             (Stated in US Dollars)
                              --------------------


                                                                                                     Deficit
                                                                                                   Accumulated
                                                                                                    During the
                                              Number    Common Stock               Common Share    Development
                                            of Shares      Price        Amount    Subscriptions       Stages          Total
                                            ----------  ------------  ----------  --------------  --------------  -------------
Net loss for year                                                                                   (3,168,518)     (3,168,518)
Share subscriptions
 at December 31, 1995                                                                   394,791
                                            ----------                ----------     ----------    ------------     -----------
Balance December 31, 1995                   14,493,535                14,860,743        394,791    (16,637,715)     (1,382,181)
Issued for cash:
 Private placement                           9,950,000      $0.088       875,623       (394,791)                       480,832
 Share purchase options                        205,000      $0.183        37,585                                        37,585
Issued for settlement of debt                9,233,553      $0.088       812,575                                       812,575

Net loss for year                                                                                     (658,893)       (658,893)
Share subscriptions at
 December 31, 1996                                                                      106,827
                                            ----------                ----------     ----------    ------------     -----------
Balance December 31, 1996                   33,882,088                16,586,526        106,827    (17,296,608)       (603,255)
Issued for cash:
 Private placement                           4,000,000      $0.072       288,933       (106,827)                       182,106
 Private placement                           1,250,000      $0.235       293,448                                       293,448
 Share purchase warrants                       749,000      $0.079        59,513                                        59,513
 Share purchase warrants                     3,000,000      $0.108       325,051                                       325,051
 Share purchase warrants                       270,000      $0.116        31,205                                        31,205
 Share purchase options                        650,000      $0.072        46,952                                        46,952

                            SEE ACCOMPANYING NOTES

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
          CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIENCY)
           for the years ended December 31, 1986 to December 31, 1999 and January 1, 1992 (Date of Inception of Development Stage)
                             to December 31, 1999
                            (Stated in US Dollars)
                             --------------------


                                                                                                      Deficit
                                                                                                    Accumulated
                                                                                                    During the
                                              Number    Common Stock               Common Share     Development
                                            of Shares      Price        Amount    Subscriptions       Stages         Total
                                            ----------  ------------  ----------  --------------  --------------  -----------
Net loss for year                                                                                       (678,156)    (678,156)
Share subscriptions at
 December 31, 1997                                                                      113,708
                                            ----------                ----------      ---------      -----------     --------
Balance December 31, 1997                   43,801,088                17,631,628        113,708      (17,974,764)     229,428)
Issued for cash:
 Private placement                           6,000,000        $0.067     404,449                                      404,449
 Share purchase warrants                     2,000,000        $0.101     202,224        (75,835)                      126,389
 Share purchase warrants                       550,000        $0.074      40,782                                       40,782
 Share purchase warrants                       300,000        $0.108      32,356                                       32,356
 Share purchase warrants                     2,655,000        $0.067     178,969                                      178,969
 Share purchase options                      3,450,000        $0.067     232,558        (37,873)                      194,685

Net loss for year                                                                                       (981,598)    (981,598)
                                            ----------                ----------      ---------      -----------     --------
Balance December 31, 1998                   58,756,088                18,722,966              -      (18,956,362)    (233,396)

                            SEE ACCOMPANYING NOTES

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
          CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIENCY)
           for the years ended December 31, 1986 to December 31, 1999 and January 1, 1992 (Date of Inception of Development Stage) to December 31,
                                      1999
                             (Stated in US Dollars)
                              --------------------


                                                                                               Deficit
                                                                                              Accumulated
                                                                                              During the
                                      Number    Common Stock                Common Share      Development
                                    of Shares      Price         Amount     Subscriptions       Stages           Total
                                    ----------  ------------  ------------  -------------  ----------------  -------------
Issued for cash:
 Private placement                   2,000,000        $0.067       133,574                                        133,574
 Private placement                   1,000,000        $0.114       114,293                                        114,293
 Private placement                     500,000        $0.395       197,400                                        197,400
 Private placement                     750,000        $ 1.00       750,000                                        750,000
 Share purchase warrants             3,820,000        $0.067       255,940                                        255,940
 Share purchase warrants                25,000        $0.128         3,190                                          3,190
 Share purchase warrants             1,250,000        $0.294       366,894              -                         366,894
 Share purchase options              4,265,000        $0.067       287,755              -                         287,755
 Share purchase options                550,000        $0.095        52,140              -                          52,140
 Share purchase options                 66,000        $ 1.00        66,000                                         66,000
Net loss for the year                                                                          (1,684,468)     (1,684,468)
                                    ----------                 -----------       --------   -------------     -----------
Balance, December 31, 1999          72,982,088                 $20,950,152       $      -  $  (20,640,830)    $   309,322
                                    ==========                 ===========       ========   =============     ===========

                            SEE ACCOMPANYING NOTES

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998
                            (Stated in U.S. Dollars)
                             ----------------------


Note 1  Nature and Continuance of Operations
        ------------------------------------

        USA Video Interactive Corp. is a public company in the development stage listed on the Canadian Venture Exchange and NASD Bulletin Board and is a designer of high-tech internet streaming video and video-on-demand systems, services and solutions.

        These financial statements have been prepared on a going concern basis. The company has a working capital deficiency of $186,181 as at December 31, 1999 and has accumulated a deficit of $20,640,830 since inception. Its ability to continue as a going concern is dependent upon the ability of the company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted, with any certainty, at this time. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

Note 2  Summary of Significant Accounting Principles
        --------------------------------------------

        The consolidated financial statements of the company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involved the use of estimates, which have been made using careful judgement. Actual results may differ from these estimates.

        The financial statements, in management's opinion, have been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

        Organization
        ------------

        USA Video Interactive Corp.'s corporate jurisdiction is the State of Wyoming and it is extra-provincially registered in British Columbia, Canada and Alberta, Canada. The company was incorporated in Alberta, Canada on April 18, 1986 as First Commercial Financial Group Inc. On September 1, 1989 the company changed its name to Micron Metals Canada Corp. and forward split its common shares on a one old for two new basis.

        By a purchase agreement dated November 21, 1991 and amended March 6, 1992, July 28, 1992 and September 15, 1992, the company acquired 100% of the outstanding shares of USA Video Inc., a corporation incorporated on January 29, 1990 in the state of Texas. On July 28, 1993 USA Video Inc. changed its name to USA Video Corporation.

        On December 24, 1991 the company incorporated a wholly owned subsidiary USA Video Corp. in the state of Nevada. On May 4, 1993 USA Video Corp. changed its name to USA Video (California) Corporation. USA Video (California) Corporation was inactive during the year ended December 31, 1999.

USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 2
(Stated in U.S. dollars)
 ----------------------


Note 2  Summary of Significant Accounting Principles - (cont'd)
        --------------------------------------------

        Organization - (cont'd)
        ------------

        On April 6, 1992 the company changed its name to USA Video Corporation. On January 3, 1995 the company changed its name to USA Video Interactive Corp. and on February 16, 1995 the company continued its corporate jurisdiction from Alberta, Canada to the State of Wyoming. On February 23, 1995 the company consolidated its common shares on a five old for one new basis.

        On April 18, 1996, the company formed a joint venture partnership Adnet USA, LLC. The joint venture was inactive during the year ended December 31, 1999.


        On June 15, 1999, the company incorporated a wholly owned subsidiary Merging Rivers Media Corp ("Merging"). Merging was inactive during the year ended December 31, 1999.

        Development Stage Company
        -------------------------

        The company is a development stage company as defined in Statement of Financial Accounting Standards No. 7. The company is devoting substantially all of its present efforts to the business of developing and testing a video-on-demand technology. For the purpose of providing cumulative amounts for the statements of operations and cash flows, these amounts consider only those losses for the period from January 1, 1992 to December 31, 1999, the period in which the company has undertaken a new development stage activity.


        Principles of Consolidation
        ---------------------------

        These consolidated financial statements include the accounts of USA Video Interactive Corp. and its wholly owned subsidiaries, USA Video (California) Corporation (an inactive company) and USA Video Corporation. The company accounts for its investment in these subsidiaries by using the purchase method of accounting. All significant inter-company transactions and balances have been eliminated on consolidation.

        The consolidated financial statements also include the accounts of Adnet USA LLC, a 50% owned inactive joint venture. Investments in joint ventures are accounted for using the proportionate consolidation method, whereby the company's proportionate share of revenues, expenses, assets and liabilities are included in the accounts. All inter-company balances and transactions have been eliminated on consolidation.


        Cash Equivalents
        ----------------

        The company considers all highly liquid debt instruments capable of redemption within three months or less to be cash equivalents.


        Capital Assets and Amortization
        -------------------------------

        Capital assets are recorded at historical cost. Amortization is calculated at the following rates:


          Office equipment  - 5 years on a straight line basis
          Computer and Testing equipment - 3 years on a straight line basis Video server prototypes - 3 years on a straight line basis Leasehold improvements - 5 years on a straight-line basis

        Capital assets not put into use during the year are not amortized.

USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 3
(Stated in U.S. dollars)
------------------------


Note 2  Summary of Significant Accounting Principles - (cont'd)
        --------------------------------------------

        Capital Assets and Amortization - (cont'd)
        -------------------------------

        Amortization of capital assets in prior years was calculated using the graduated straight-line method over 7 years for all classes of capital assets. The new method using straight-line amortization over various periods for different classes was adopted to more accurately recognize the useful life of the assets, and has been applied retroactively to capital asset acquisitions of prior years.


        Patents
        -------

        The company owns the patents for the Store and Forward Video System. The patents are being amortized on a straight-line basis over 17 years.


        Research and Development Costs
        ------------------------------

        Research and development costs are expensed as incurred.


        Foreign Currency Translation
        ----------------------------

        Foreign currency transactions are translated into U.S. dollars by the use of the exchange rate in effect at the date of the transaction. The company has operations in Canada and these accounts are translated using the temporal method. Under this method, monetary items are translated at the year-end exchange rate. Non-monetary items are translated at the historical exchange rate, unless such items are carried at market, in which case they are translated at the year-end exchange rate. Revenue and expense items are translated at the average exchange rate during the year.


        Income Taxes
        ------------

        The company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes".


        Loss per Share
        ---------------

        Loss per share computations are based on the weighted average number of shares outstanding during the year.


        Fair Market Value of Financial Instruments
        ------------------------------------------

        The carrying value of cash and cash equivalents, marketable securities, accounts receivable, accounts payable and due to related parties approximate fair value because of the short maturity of those instruments.

                                                                            F-17
USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 4
(Stated in U.S. dollars)
------------------------


Note 3    Marketable Securities - Note 8
          ---------------------

                                                      1999
                                                      Fair            1999             1998
                                                  Market Value        Cost             Cost
                                                 --------------  ---------------  ---------------
Glassmaster Industries Inc.
 3,000,000 common shares
 (1998:  2,850,000 common shares)                                    $  240,772       $  192,727
 Write-down to market value                                            (220,072)        (118,807)
                                                    ----------       ----------       ----------
                                                    $   20,700       $   20,700       $   73,920
                                                    ==========       ==========       ==========

          Glassmaster Industries Inc. is related to the company by virtue of common directors.

Note 4    Adnet USA LLC Joint Venture - Note 8
          ---------------------------

          The company owns a 50% interest in a joint venture, which has incorporated a California limited liability company, Adnet USA LLC. The purpose of the joint venture company was to provide internet advertising and web page facilities to corporate customers. The company's joint venture partner is a related company by virtue of common directors.

          Joint venture expenses consist of the following:

                                                                                                          January 1, 1992
                                                                                                          (Date of Incep-
                                                                                                         tion of Develop-
                                                                                                          ment Stage) to
                                                                                                           December 31,
                                                           1999             1998             1997              1999
                                                     ----------------  ---------------  ---------------  -----------------
Amortization of capital assets                             $        -       $        -        $   3,243          $   5,660
Market consulting                                                   -            2,500           17,502             42,502
Office administration                                               -                -            3,412              4,162
Professional fees                                                   -                -                -                862
Public relations and advertising                                    -                -            8,376             11,121
Rent                                                                -                -            2,976              7,832
Telephone                                                           -            1,189           16,434             31,265
Web site                                                            -              500           12,533             13,033
Write-off of capital assets                                         -           12,245           45,462             57,707
                                                            ---------        ---------         --------           --------
Company's share of joint venture
 expenses                                                  $        -       $   16,434        $ 109,938          $ 174,144
                                                            =========        =========         ========           ========
Company's share of joint venture loss                      $        -       $   16,434        $ 109,938          $ 174,144
                                                            =========        =========         ========           ========

          The company and its joint venture partner have agreed to abandon the joint venture and consequently Adnet USA LLC is inactive.

                                                                            F-18
USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 5
(Stated in U.S. dollars)
 ----------------------


Note 5    Prepaid Expenses
          ----------------

          The company had entered into negotiations to purchase a 50% interest in a company for CDN$2,500,000 payable in stages. As at December 31, 1997, the company had advanced CDN$75,000 toward the purchase price of which CDN$50,000 was refundable if the agreement is not proceeded with and the balance of CDN$25,000 was non-refundable. As at December 31, 1998 the company decided not to proceed with the investment and consequently the non-refundable portion of CDN$25,000, (US$16,852) was written-off. The balance of CDN$50,000 (US$33,937), was included in prepaid expense at December 31, 1998 and is to be applied under the terms of a license agreement.

          By a license agreement dated April 14, 1998 and amended March 24, 1999, with the above-noted company, whereby the company had the exclusive right to sell a certain software application system until October 14, 1999. In consideration of this right, the company had agreed to order a minimum of $150,000 of systems during the period of the agreement. The minimum order amount was not met and the company was required to pay a penalty of 30% of the unordered amount. The advance of CDN$50,000 (US$33,937) included in prepaid expenses at December 31, 1998 was utilized during the year ended December 31, 1999 to pay a penalty for not ordering a minimum amount.

Note 6    Capital Assets
          --------------

                                                                       Accumulated            Net Carrying Value
                                                        Cost          Amortization          1999             1998
                                                   ---------------  -----------------  ---------------  ---------------
Office equipment                                          $ 87,868           $ 19,842         $ 68,026         $ 63,029
Computer and testing equipment                             336,676             40,864          295,812           26,252
Video server prototype                                     170,916            113,944           56,972          147,680
Leasehold improvements                                      15,607                  -           15,607                -
                                                   ---------------  -----------------  ---------------  ---------------
                                                          $611,067           $174,650         $436,417         $236,961
                                                   ===============  =================  ===============  ===============

          The effect of the change in amortization policy described in the summary of significant accounting principles was to decrease the amortization expense and the loss for the year ended December 31, 1999 by $4,307. The adjustment of $27,390 to apply retroactively the new method is included in the statement of operations for the year ended December 31, 1999.

                                                                            F-19
USA Video Interactive Corp.
(A Development Stage Company}
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 6
(Stated in U.S. dollars)
 ----------------------


Note 7  Patents
        -------

                                                Net Carrying Value
                                              1999              1998
                                         ---------------  ----------------
           Cost                               $  76,395         $  42,658
           Accumulated amortization             (17,329)          (12,836)
                                              ---------         ---------
                                              $  59,066         $  29,822
                                              =========         =========

        The patents consist of a US patent (granted), European patent (granted), Canadian patent (pending) and Japanese patent (pending). The US patent has expired and the patent office has declined a request to reinstate the patent. The company has appealed the denial of the patent reinstatement and believes that the matter will be resolved in its favour. There is a contingent loss of the net carrying amount of the US patent in the amount of $15,083 as at December 31, 1999.

Note 8  Related Party Transactions - Notes 3, 4 and 13
        --------------------------

        The company has incurred costs paid to directors, former directors, officers, companies controlled by directors of the company, and companies with directors in common with the company as follows:

                                                                                                          January 1, 1992
                                                                                                          (Date of Incep-
                                                                                                          tion of Develop-
                                                                                                           ment Stage) to
                                                                                                            December 31,
                                                          1999             1998              1997               1999
                                                     ---------------  ---------------  ----------------  ------------------
Consulting fees                                             $156,000         $ 84,611        $  63,982          $1,218,044
Interest and bank charges                                     12,965           24,379           44,342             331,024
Interest on convertible debentures                                 -                -                -             133,144
Management fees                                               24,000           27,000          174,025           1,940,845
Product marketing costs                                      214,500           82,000                -             296,500
Office and general                                                 -                -                -             236,989
Office assistance                                             66,000           21,739           14,328             102,067
Professional fees                                              6,980            5,270            5,508             105,252
Public relations                                              12,000                -                -              12,000
Rent                                                               -                -                -              12,950
Research and development costs                                82,500           24,000                -             525,698
Salaries and benefits                                              -                -                -             219,177
Loss (gain) on sale of marketable
 securities                                                   33,788              688        (  64,213)         (  395,090)
Gain on disposal of capital assets                                 -                -                -           (  48,133)
Severance pay                                                      -           90,000                -              90,000
Write-down of marketable securities                          101,265          118,807           86,680           1,109,162
Write-down of advances                                        14,375          113,779                -             135,481
                                                             -------          -------          -------           ---------
                                                            $724,373         $592,273        $ 324,652          $6,025,110
                                                            ========         ========        =========          ==========

                                                                            F-20
USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 7
(Stated in U.S. dollars)
 ----------------------


Note 8  Related Party Transactions - Notes 3, 4 and 13 - (cont'd)
        --------------------------

       Included in accounts receivable at December 31, 1998 is $12,590 due from companies related by virtue of having directors in common.

       Included in accounts payable at December 31, 1999 is $11,592 (1998:
       $19,372) in fees due to directors and companies controlled by directors of the company.

       Due to related parties at December 31, 1999 includes $43,301 (1998:
       $130,961) due to a director in respect to advances to the company that accrue interest at 1.25% per month, compound monthly, are unsecured and are payable on thirty days notice of demand. The balance of amounts due to related parties at December 31, 1999 in the amount of $145,565 (1998:
       $43,067) are due to directors of the company for unpaid fees for services. These amounts are non-interest bearing, unsecured and payable on demand.

Note 9  Capital Stock - Note 13
        -------------

       Authorized:

        250,000,000 common shares without nominal or par value
        250,000,000 preferred shares without nominal or par value

       Commitments:

       Share Purchase Options

       The following common share purchase options were outstanding at December 31, 1999 entitling the holders thereof the right to purchase one common share for each option held:


                                          Exercise Price
                   Number of Options        Per Share           Expiry Date
                  ------------------     --------------    ---------------------
 Directors                 2,300,000         USD$  1.00            July 16, 2001

 Employees                 1,275,000         CDN$  0.10         January 31, 2001
                             144,000         USD$  1.00            July 16, 2001
                             225,000         USD$  1.00        November 25, 2001
                             200,000         USD$  1.00        December 22, 2001

 Consultants                  95,000         CDN$  0.10         October 20, 2000
                             550,000         CDN$  0.14            March 9, 2001
                             540,000         USD$  1.00            July 16, 2001
                             450,000         USD$  1.00        November 25, 2001
                             550,000         USD$  1.00        December 22, 2001
                          ----------
                           6,329,000
                          ==========

USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 8
(Stated in U.S. dollars)
 ----------------------


Note 9  Capital Stock - Note 13 - (cont'd)
        -------------

        Share Purchase Warrants

        The following share purchase warrants were outstanding at December 31, 1999 entitling the holders thereof the right to acquire one common share for each warrant held:


   Number of      Exercise Price
    Warrants        Per Share            Expiry Date
   ---------      --------------   ---------------------
   3,100,000      CDN$  0.10         September 30, 2000
     925,000      CDN$  0.10           January 31, 2001
     975,000      CDN$  0.19             March 23, 2001
     500,000      CDN$  0.73               May 19, 2001
     750,000      USD$  1.10              July 15, 2001
   ---------
   6,250,000
   =========

Note 10    Supplementary Cash Flow Information
           -----------------------------------

           Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statement of cash flows. The following transactions have been excluded:

                                                                                                        January 1, 1992
                                                                                                        (Date of Incep-
                                                                                                        tion of Develop-
                                                                                                         ment Stage) to
                 Type of                                                                                  December 31,
                Issuance                          1999                1998                1997                1999
-----------------------------------------  ------------------  ------------------  ------------------  ------------------
In settlement of debt                      $     -             $     -              $    -                  $1,290,039
For payment of interest                          -                   -                   -                      13,950
Conversion of debenture                          -                   -                   -                     981,544
                                           -------             ------              -------                  ----------
                                           $     -             $    -              $     -                  $2,285,533
                                           =======             ======              =======                  ==========

Note 11    Deferred Tax Assets
           -------------------

           The Financial Accounting Standards Board issued Statement Number 109 in Accounting for Income Taxes ("FAS 109") which is effective for fiscal years beginning after December 15, 1992. FAS 109 requires the use of the asset and liability method of accounting of income taxes. Under the assets and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 9
(Stated in U.S. dollars)
 ----------------------


Note 11  Deferred Tax Assets - (cont'd)
         -------------------

         The following table summarizes the significant components of the company's deferred tax assets:

                                                             Total
                                                        -------------
Deferred Tax Assets
 Net operating loss carryforward                        $ 14,500,000
 Capital asset amortization                                  120,000
                                                        ------------
                                                        $ 14,620,000
                                                        ============
Gross deferred tax assets                               $  7,310,000
Valuation allowance for deferred tax asset                (7,310,000)
                                                        ------------
                                                        $          -
                                                        ============

         The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards, which is likely to be realized from future operations. The company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

Note 12  Income Taxes
         ------------

         No provision for income taxes has been provided in these financial statements due to the net loss. At December 31, 1999, the company has net operating loss carryforwards, which expire commencing in 2005 totalling approximately $14,500,000. The potential tax benefit of these losses, if any, has not been recorded in the financial statements.

Note 13  Subsequent Events
         -----------------

         i) Subsequent to December 31, 1999, the company issued the following common shares:

      Number   Exercise Price         Nature of                  Cash
   of Shares      Per Share           Transaction              Proceeds
   ---------   --------------    -----------------------      -----------
     415,000      CDN$0.10       Share purchase options        CDN$41,500
     825,000      CDN$0.10       Share purchase warrants       CDN$82,500
      50,000      CDN$0.14       Share purchase options         CDN$7,000
   ---------                                                  -----------
   1,290,000                                                  CDN$131,000
                                                              ===========
      50,000      USD$1.00       Share purchase options        USD$50,000
   ---------                                                  ===========
   1,340,000
   =========

         ii) On January 26, 2000, the company entered into private placement agreements to sell 250,000 units at US$4.00 per unit. Each unit consists of 1 common share and 1 share purchase warrant to purchase 1 common share at US$4.00 per share, exercisable until January 26, 2002.

USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 10
(Stated in U.S. dollars)
 ----------------------


Note 13  Subsequent Events - (cont'd)
         -----------------

         iii) On February 17, 2000, the company granted officers and a consultant share purchase options which entitle the holders thereof the right to purchase up to 900,000 common shares of the company at an exercise price US$5.00 per share. These options expire February 17, 2002 and are subject to regulatory approval.

Note 14  New Accounting Standards
         ------------------------

         In December 1997, the Accounting Standard Board Issued statement 3465, "Income Taxes", which establishes standards for the recognition, measurement, presentation and disclosure of income and refundable taxes. This statement is effective for fiscal years beginning on or after January 1, 2000. Adopting this standard will not have a material impact on the company's financial position, results of operations or cash flows.

         In April 1998, the Accounting Standards Executive committee issued SOP 98-5, "Reporting on the cost of start-up activities". This statement is effective for fiscal years beginning after December 15, 1998. Adopting this standard will not have a material impact on the company's financial position, results of operations or cash flows.

         In June 1998, the Financial Accounting Standards board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which standardized the accounting for derivative instruments. SFAS is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Adopting this standard will not have a significant impact on the company's financial positions, results of operations or cash flows.

Note 15  Contingent Liability
         --------------------

         There is a contingent liability in respect to a default judgement entered against the company's subsidiary, USA Video Corporation, in Texas, USA with regard to the company's lease of premises in Dallas, Texas in the amount of $505,169 ($25,399 included in accounts payable at December 31, 1999). The company vacated its premises in Dallas, Texas during the year ended December 31, 1995 and a claim was made to the company for the total amount payable under the terms of the lease through the term of the lease, ending in 2002. Management of the company is of the opinion that the amount payable under the terms of this judgement is not determinable at this time as the landlords renting the property to another party may substantially mitigate the damages. Any settlement resulting from the resolution of this contingency will be accounted for during the year of the settlement.

Note 16  Uncertainty Due to the Year 2000 Issue
         --------------------------------------

         The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using the year 2000 date is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. Although the change in date has occurred, it is not possible to conclude that all aspects of the Year 2000 Issue that may affect the entity, including those related to customers, suppliers or other third parties, have been fully resolved.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

USA VIDEO INTERACTIVE CORP.


Date: March 21, 2000

By:  /s/ Edwin Molina
   ------------------------------------
   Edwin Molina, President
   Chief Executive Officer and Director

Item 15(b). Exhibits

  Exhibit No.     Description
----------------  ---------------------------------------------------------------
        3.1*      Articles of Continuance (Wyoming) filed February 16, 1995
        3.2*      Articles of Amendment (Alberta) filed January 3, 1995
        3.3*      Articles of Amendment (Alberta) filed June 28, 1993
        3.4*      Articles of Amendment (Alberta) filed April 6, 1992
        3.5*      Articles of Amendment (Alberta) filed September 1, 1989
        3.6*      Articles of Incorporation (Alberta) filed April 18, 1986
        3.7*      Bylaws
        4.1*      Specimen Share Certificate for Common Shares
        4.2*      Form of Warrants
        4.3*      Share Option Plan
        4.4*      Form of Share Option Agreement (Directors)
        4.5*      Form of Share Option Agreement (Consultant/Employee)
       10.1*      Letter Agreement dated February 7, 2000 between VIANET and registrant
       10.2       Client Referral Agreement dated May 3, 1999 between UUNET
                  Technologies, Inc. and registrant
       10.3       Co-Location Services Agreement dated June 3, 1999 between UUNET
                  Technologies, Inc. and registrant
       10.4       Alliance Partner Agreement dated November 11, 1999 between Exodus
                  Communications, Inc. and registrant
         21*      List of Subsidiaries
         27       Financial Data Schedule

* Filed previously